Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among
DELTA ACQUISITION, LLC
(a Delaware limited liability company),
(“Buyer”)
and
CSS INDUSTRIES, INC.
(a Delaware corporation),
(“Parent”)
and
C.R. GIBSON, INC.
(a Georgia corporation),
(“Seller”)
and
the SHAREHOLDERS of C.R. GIBSON, INC.

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(Continued)

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Section	Page
13.9 Governing Law	54

13.10 Counterparts	54

v

ASSET PURCHASE AGREEMENT
INTRODUCTION

This ASSET PURCHASE AGREEMENT, dated as of October 31, 2007, is made and entered into by and among Delta Acquisition, LLC, a Delaware limited liability company (“Buyer”), CSS Industries, Inc., a Delaware corporation, which indirectly owns all of the outstanding membership interests of Buyer (“Parent”), C.R. Gibson, Inc., a Georgia corporation (“Seller”), and each of the Persons (as defined herein) listed on Exhibit A hereto (each, a “Shareholder” and, collectively, the “Shareholders;” and together with Seller, each, a “Seller Party” and, collectively, the “Seller Parties”). Buyer, Seller and the Shareholders are each referred to herein as a “Party” and, collectively, as the “Parties.”

BACKGROUND

Seller owns and operates the Business (defined below). The Business is primarily located in two locations, Seller’s executive and creative offices in Nashville, Tennessee and Seller’s warehouse/distribution center in Florence, Alabama. Buyer desires to obtain all of the Purchased Assets (defined below) of the Business. Seller will provide certain accounting and information technology services to the Buyer with respect to the Business for a period of time pursuant to a Transition Services Agreement (defined below). This Agreement sets forth the terms and conditions upon which Buyer is purchasing the Purchased Assets and assuming the Assumed Liabilities (defined below) from Seller, and Seller is selling the Purchased Assets and transferring the Assumed Liabilities to Buyer.

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.

“Accounts Receivable” means, as of any specified date, any trade accounts receivable, notes receivable, bid or performance deposits and other miscellaneous receivables of the Business.

“Action” is defined in Section 10.4.

“Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates, and includes, without limitation, the Persons listed on Exhibit B hereto. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control. Seller and the Shareholders shall be deemed Affiliates for the purposes of this Agreement. In no event shall Books-A-Million, Inc., a Delaware corporation, be considered an Affiliate of Seller or any of the Shareholders.

“Agreement” means this Asset Purchase Agreement, including all schedules, and exhibits hereto.

“Allocation” is defined in Section 2.6.

“Antitrust Division” means the Antitrust Division of the US Department of Justice.

“Antitrust Laws” is defined in Section 6.4(b).

“Arbitration” is defined in Section 13.5(b).

“Assets” means:

(i) all Accounts Receivable;

(ii) all Inventory;

(iii) all furniture, fixtures, automobiles, leasehold improvements, computers and peripherals located at the Atlanta Location, the Nashville Location and at the Florence Location;

(iv) all records with respect to customers, suppliers, employees and other aspects of the Business;

(v) all Confidential Information;

(vi) all telephone numbers and facsimile numbers currently used in the Business;

(vii) all office and warehouse supplies located at the Atlanta Location, the Nashville Location and at the Florence Location;

(viii) all rights under the Atlanta Lease, the Nashville Lease and the Non-Real Estate Leases, and any easements, deposits or other rights pertaining thereto;

(ix) all rights under any Governmental Permits that have been issued or applied for except for any Certificates of Occupancy or other Governmental Permits related to the buildings comprising the Atlanta Location, the Nashville Location and the Florence Location;

(x) all rights related to any prepaid expenses;

(xi) all the assets, properties, business and rights of every kind and description, real and personal, tangible and intangible, of Seller, wherever situated, whether or not otherwise described in (i) through (x) above, set forth on the Current Balance Sheet or whose ownership by Seller is implied by the assumptions made in the preparation of the Current Balance Sheet, including, without limitation, the information technology assets listed on Schedule 2.1(a);

(xii) all Intellectual Property used or otherwise exploited by or in connection with the Business;

(xiii) all rights under any Contracts, including those listed on Schedule 4.15, other than any Unassumed Liability; and

(xiv) all of Seller’s goodwill related to the foregoing.

“Assignee” is defined in Section 13.2.

“Assumed Liabilities” is defined in Section 2.4(a).

“Atlanta Lease” is defined in Section 8.8.

“Atlanta Lease Assignment” is defined in Section 8.8.

“Atlanta Location” means the approximately 3,779 square foot showroom currently used by the Seller and located at 240 Peachtree Street, N.W., Atlanta, Georgia.

“Audited” or “audited,” when used in reference to financial statements, shall refer to financial statements prepared on an accrual basis and otherwise in accordance with GAAP and audited in accordance with generally accepted auditing standards.

“Auditor” means Ernst & Young LLP.

“Bill of Sale, Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement by and between Seller and Buyer in substantially the same form as Exhibit 3.2(a)(i).

“Burnes Home Accents” means Burnes Home Accents, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Seller.

“Business” means the business, operations and facilities of Seller relating to the design, marketing, distribution and sale of memory books (including, without limitation, brag books, wedding and baby memory books, travel albums and scrapbooks), social books (including, without limitation, address books, guest books, recipe storage and journals), stationery and notecards, refills, and accessories, paper tableware, gift bags and tissue paper, office and travel accessories and supplies, bridge supplies and dice games, photo albums, and such other items that are designed, marketed, distributed or sold by the Seller as of the date hereof (other than as part of the Excluded Business), including the goodwill appurtenant to such business and assets.

“Business Day” means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania.

“Buyer’s Legal Opinion” is defined in Section 9.3.

“Buyer Officer’s Certificate” is defined in Section 9.1.

“Cap” is defined in Section 10.2(c).

“CBP” is defined in Section 4.37(b).

“CERCLA” is defined in Section 4.25.

“Charter Documents” means an entity’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Claim Notice” is defined in Section 10.2(a).

“Claim Response” is defined in Section 10.2(a).

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” is defined in Section 2.5(b).

“Closing Consents” is defined in Section 8.3.

“Closing Date” is defined in Section 3.1.

“Closing Financial Data” is defined in Section 2.5(b).

“Closing Payment” is defined in Section 2.2(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the US Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Confidential Information” means any confidential or proprietary information of Seller, or that of any Affiliate of Seller, that is used or held for use in the Business, including personnel information, know-how, data, databases, software, source code, advertising and marketing plans or systems, distribution and sales methods or systems, pricing lists and pricing formulae, customer and client lists, customer, client, dealer, distributor, wholesaler and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, equipment demographics, payment information and any other information), financial information (including the sales, cost and profit figures associated with the Business and its products and services) and any relationships with dealers, distributors, wholesalers, customers, clients, suppliers and any other Persons who have, or have had, business dealings with the Business, except any of the foregoing included in the Excluded Assets and specifically listed on Schedule 2.1(b) hereto.

“Confidentiality Agreement” is defined in Section 4.14(a)(ii).

“Consumer Acts” is defined in Section 4.36.

“Contingent Claim” is defined in Section 10.8.

“Contract” means any written or oral contract, agreement, purchase order, lease, license, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.

“Copyrights” means any copyrights and registrations and applications therefor, including all renewals and extensions thereof and rights corresponding thereto in both published and unpublished works throughout the world, owned, used, held for use or licensed by Seller or held for use by any Affiliate of Seller in connection with the conduct of the Business, except any of the foregoing included in the Excluded Assets and specifically listed on Schedule 2.1(b) hereto.

“Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

“Current Balance Sheet” is defined in Section 4.6(a)(iv).

“Current Balance Sheet Date” is defined in Section 4.6(a)(iv).

“Damages” is defined in Section 10.1(a).

“Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

“Employment Agreements” is defined in Section 8.9.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership other than (a) mechanics’, materialmen’s, and similar liens for amounts not past due as of the Closing Date, and with respect to which no related Contract or Lease is in default, or with notice, lapse of time or both would be in default; (b) liens for Taxes (i) not yet due and payable as of the Closing Date for which no fees, penalties or interest are owed or (ii) being contested diligently and in good faith; (c) liens securing rental payments under capital lease arrangements; (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money that do not interfere with the use or assignment, or impair the value, of any of the Purchased Assets; and (e) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such property provided that such matters are not violated by the conduct of the Business.

“Environmental Claims” is defined in Section 4.25(i).

“Environmental Laws” is defined in Section 4.25(ii).

“Environmental Permit” is defined in Section 4.25(iii).

“ERISA” is defined in Section 4.22(a).

“ERISA Affiliate” means any person, that together with Seller, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means SunTrust Bank, N.A.

“Escrow Agreement” means the escrow agreement by and among Seller, the Shareholders, Buyer and the Escrow Agent in substantially the same form as Exhibit 3.2(a).

“Escrow Funds” is defined in Section 2.2(b)(ii).

“Escrow Payment” is defined in Section 2.2(a).

“Escrow Rate” means the average rate of investment return during the applicable period on the investment of the Escrow Funds by the Escrow Agent under the Escrow Agreement.

“Estimated Closing Balance Sheet” is defined in Section 2.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” means:

(i) the corporate seals, Charter Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(ii) the rights that accrue or will accrue to Seller under this Agreement;

(iii) any interest of Seller in the Excluded Business and the assets of the Excluded Business;

(iv) the Plans; and

(v) the assets, properties and rights listed on Schedule 2.1(b) hereto.

“Excluded Business” means the business, operations, assets (tangible and intangible, real and personal, wherever located) and liabilities of Burnes Home Accents.

“Expiration Date” is defined in Section 10.3.

“Florence Lease” is defined in Section 8.8.

“Florence Location” means the approximately 200,000 square foot distribution and warehouse facility currently used by the Seller and located at 4013 Helton Drive, Florence, Alabama.

“Florence Sublease” is defined in Section 9.6.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States, consistent with Seller’s past practice.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).

“Governmental Permits” means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals, privileges or other authorizations of any nature whatsoever, granted, approved or allowed by any Governmental Body.

“Guaranty” is defined in Section 2.8.

“Hazardous Material” is defined in Section 4.25(iv).

“HSR Act” is defined in Section 4.4.

“Indemnified Buyer Party” is defined in Section 10.1.

“Indemnitor” is defined in Section 10.2(a).

“Intellectual Property” means all intellectual property used or held for use in the conduct of the Business by Seller or any Affiliate of Seller which is not specifically listed on Schedule 2.1(b) hereto as included in the Excluded Assets, including without limitation all Copyrights, Patents, Trademarks, Trade

Secrets, technology rights and licenses, franchises, inventions (whether or not patentable) and other similar property, including without limitation: (A) all registered and unregistered trademarks (including without limitation, the right to use the names “C.R. Gibson”, “Creative Papers”, “Inspirations”, “Tapestry”, “Artworks”, “Stepping Stones”, “Tender Times” and “Markings”), service marks, trade names, trade dress, logos, designs, domain names, URLs or other marks, including the goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (B) copyrights, including all registrations, renewals and application in connection therewith, copyrightable works, databases, websites, domain names, and advertisements; (C) software, including object code and source code, and related manuals used by the Business; (D) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications and patent disclosures (and all rights related thereto, including all reissues, divisions, continuations, continuations-in-part, substitutions, extensions, or renewals of any of the foregoing); and (E) formulae, trade secrets, know how, designs, production methods and techniques, samples, catalogs, hard and soft copy design library, and other proprietary information including, without limitation, all processes used in the Business.

“Intellectual Property Assignments” is defined in Section 8.13.

“Interim Balance Sheet” is defined in Section 4.6(a)(ii).

“Interim Financial Statements” is defined in Section 4.6(a)(ii).

“Inventory” means all inventory of Seller, including, without limitation, raw materials, work-in-process, finished goods, products under research and development, office and other supplies, parts, packaging materials and other accessories related thereto, wherever located, which are used or held for use by Seller in the conduct of the Business, together with all rights of Sellers against suppliers of such inventory.

“Key Employees” means George Panagiotis, Randy Rock and Steve Wash.

“Law” means any statute, law, ordinance, regulation, order or rule of any federal, state, local or, foreign governmental or regulatory body or authority, including those covering environmental, energy, safety, health, information technology, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

“Legal Proceeding” means any action, arbitration, suit, audit, hearing, investigation, litigation or proceeding (public or private) by or before, or otherwise involving a Governmental Body or an arbitrator.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“License Approvals” is defined in Section 8.12.

“Lined Paper Products” is defined in Section 7.7(b).

“Liquidated Claim Notice” is defined in Section 10.2(a).

“Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

“Material Adverse Effect” means a material adverse effect on the Business (measured on any of a quarterly, annual or long-term basis), including any of the Assets, financial condition, results of operations, prospects, liquidity, products, competitive position, customers or customer relations thereof, either individually or in the aggregate; provided, however, that general business or market conditions that do not have a disproportionately negative effect on the Business versus the effect on others engaged in similar businesses shall not be considered to have a Material Adverse Effect.

“Nashville Lease” is defined in Section 8.8.

“Nashville Lease Assignment” is defined in Section 8.8.

“Nashville Location” means the approximately 17,398 square foot office facility current used by the Seller and located at 402 BNA Drive, Building 100, 6th Floor, Nashville, Tennessee.

“Net Asset Value” is defined in Section 2.5(c).

“Non-Assignable Contract” is defined in Section 2.6.

“Non-Real Estate Leases” is defined in Section 4.21.

“Objection Notice” is defined in Section 2.5(b).

“Off-the-Shelf Software” is defined in Section 4.14(a)(i).

“Ordinary course” or “ordinary course of business” means the ordinary course of business that is consistent with past practices.

“Party” and “Parties” is each defined above in the Introduction.

“Patents” means any patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned, used, held for use or licensed by Seller or held for use by any Affiliate of Seller in connection with the conduct of the Business.

“PBGC” is defined in Section 4.22(e).

“Person” means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.

“Plans” is defined in Section 4.22(a).

“Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

“Purchased Assets” is defined in Section 2.1(a).

“Purchase Price” means is defined in Section 2.2(a).

“Qualified Plan” is defined in Section 4.22(c).

“Real Property Leases” is defined in Section 4.13.

“Real Property” means all rights and interests in or to real property (including any real estate, land, building, condominium, town house or other real property of any nature), including all shares or stock or other ownership interests in cooperative or condominium associations, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easement or prescriptive right and all buildings, structures, fixtures, facilities and improvements thereto, owned by Seller or used in the operation of the Business, together with any additions thereto or replacements thereof.

“Reference Balance Sheet” is defined in Section 4.6(a).

“Reference Balance Sheet Date” is defined in Section 4.6(a).

“Response Period” is defined in Section 10.2(a).

“Restricted Party” is defined in Section 7.1(a).

“Review Period” is defined in Section 2.5(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Contracts” is defined in Section 4.15(c).

“Seller Financial Statements” is defined in Section 4.6(a)(ii).

“Seller Officer’s Certificate” is defined in Section 8.1.

“Seller Party” and “Seller Parties” is each defined in the Introduction.

“Seller Required Consents” is defined in Section 4.4.

“Seller’s Legal Opinion” is defined in Section 8.6.

“Shareholder Trustee’s Certificate” is defined in Section 8.1.

“Sourcing Agreement” is defined in Section 8.10.

“Taxes” shall mean all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

“Tax Returns” means any and all returns, reports, claims for refund, information returns, or other statements (including elections, declarations, disclosures, schedules, estimates, and attachments), including estimates or amendments thereof, required to be filed by a Party with respect to any Taxes.

“Termination Date” is defined in Section 11.1(a)(ii).

“Threshold Amount” is defined in Section 10.2(c).

“Trade Secrets” means any know-how, trade secrets, formulae, specifications, technical information, data, processes, process technology, models, manuals, plans, designs, prototypes, drawings (including engineering and auto-cad drawings), proprietary information, blue prints and all documentation related to any of the foregoing, owned, used, held for use or licensed by Seller, or held for use by any Affiliate of Seller, in connection with the conduct of the Business, except for any such item that is generally available to the public and except any of the foregoing included in the Excluded Assets and specifically listed on Schedule 2.1(b) hereto.

“Trademarks” means any registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade names, logos, trade dress, and all goodwill associated with the foregoing throughout the world and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, owned, used, held for use or licensed by Seller or held for use by any Affiliate of Seller in connection with the conduct of the Business.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Escrow Agreement, the Florence Lease, the Florence Sublease, the Nashville Lease Assignment, the Atlanta Lease Assignment, the Employment Agreements, the Sourcing Agreement, the Transition Services Agreement, and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof and thereof.

“Transactions” means the purchase and sale of the Purchased Assets and the transfer and assumption of the Assumed Liabilities at the Closing and the other transactions contemplated by the Transaction Documents.

“Transferred Employees” is defined in Section 6.6.

“Transition Services Agreement” is defined in Section 8.11.

“Unassumed Liability” is defined in Section 2.4(b).

“Unliquidated Claim” is defined in Section 10.2(a).

“US” means the United States of America.

“US Customs and Trade Laws” is defined in Section 4.37(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Year-End Financials” is defined in Section 4.6(a)(i).

2. Sale and Purchase.

2.1 Agreement to Sell and Purchase. At the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to all of the Assets, including, without limitation, the information technology assets listed on Schedule 2.1(a), on the Closing Date other than the Excluded Assets (the “Purchased Assets”), free and clear of all Encumbrances.

2.2 Purchase Price.

(a) In consideration of the grant, sale, conveyance, assignment, transfer and delivery of the Purchased Assets to Buyer and the assumption by Buyer of the Assumed Liabilities, Buyer shall pay a total amount (the “Purchase Price”) equal to: (i) $62,450,000 (the “Closing Payment”), plus (ii) $5,550,000 (the “Escrow Payment”). The Purchase Price shall be subject to adjustment as set forth in Section 2.5 hereof.

(b) Buyer shall pay the Purchase Price as set forth below:

(i) at the Closing, Buyer shall pay to Seller the Closing Payment by a wire transfer of immediately available funds, in accordance with written instructions provided by Seller to Buyer prior to the Closing Date;

(ii) at the Closing, Buyer shall pay the Escrow Payment to the Escrow Agent for deposit in accordance with Section 3 of the Escrow Agreement. Such cash delivered to the Escrow Agent, together with any investment proceeds thereon and any distributions with respect thereto as provided in the Escrow Agreement, are referred to collectively herein as the “Escrow Funds;” and

(iii) after the Closing, Buyer shall pay to Seller any adjustment to the Purchase Price, if any, in accordance with Section 2.5.

2.3 Escrow Account. At the Closing, Buyer and Seller shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds for possible claims against the Seller Parties under Section 2.5 and Section 10.

2.4 Assumption of Liabilities.

(a) At the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, when due only the Liabilities of Seller specifically identified below in this subsection (a) (the “Assumed Liabilities”):

(i) all Liabilities of Seller reflected on the Current Balance Sheet, to the extent that the same are accrued or reserved for on the Current Balance Sheet and have not been paid or discharged prior to or at the Closing;

(ii) all Liabilities of Seller arising in the ordinary course of business between the Current Balance Sheet Date and the Closing Date that would be reflected on a balance sheet prepared in accordance with GAAP, to the extent that the same have not been paid or discharged prior to or at the Closing;

(iii) any post-Closing executory obligations under the Contracts, including the Liability for the return of products sold, in the ordinary course of the Seller’s business consistent with past practice, on a guaranteed sale basis prior to the Closing pursuant to a guaranteed sales Contract listed in Schedule 4.32 and returned by the applicable customer after the Closing; and

(iv) all Liabilities of Seller arising in the ordinary course of business after the Closing Date related solely to the operation of the Purchased Assets, and with respect to such Liabilities arising under or related to any Laws, including Environmental Laws, only to the extent such Liabilities arise from or are related to any event that occurs after the Closing Date.

(b) Notwithstanding subsection (a) above or any other provision of this Agreement, Buyer is not assuming under this Agreement or any other Transaction Document any Liability that is not specifically identified as an Assumed Liability under subsection (a) above, including any of the following (each, an “Unassumed Liability”): (i) undisclosed Liabilities; (ii) any product or service liability or similar claim for injury to any Person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, except as specifically described in Section 2.4(a)(iii) above, or alleged to have been made by Seller, or that is imposed or asserted to be imposed by operation of law in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, whether or not billed as of the Closing Date; (iii) any Federal, state or local income or other Tax payable with respect to the Business, the Purchased Assets, or other properties or operations of Seller or any Person that was an Affiliate of Seller for a period prior to the Closing Date; (iv) any Liabilities under or in connection with any Excluded Assets; (v) any Liabilities arising prior to the Closing Date or as a result of the Closing relating to Seller’s employment of Persons, including any Liabilities with respect to any employee wages, salaries, benefits or withholding taxes, workers compensation claim or any other Liability of Seller to its respective employees relating in any way to their employment by Seller (other than Liabilities accrued in respect thereof on the Closing Balance Sheet) or otherwise arising out of or related to the Plans; (vi) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions, including any Liability to any broker or finder retained by or on behalf of Seller in connection with the Transactions; (vii) any Environmental Liability; (viii) Liabilities arising from or related to governmental fines or penalties arising out of or based upon or incurred during the period prior to the Closing Date; (ix) any Liabilities for money borrowed, whether direct or contingent; (x) any Liability of Seller owing to any Person holding an equity interest in Seller or any of its Affiliates, (xi) any proceeding commenced by any Person claiming that such Person is or was at any time the holder of any equity interest in Seller, (xii) any Liabilities arising prior to the Closing Date or as a result of the Closing relating to the infringement, misappropriation, dilution or other violation of the confidential information, proprietary information or intellectual property of any Person, and (xiii) any other Liabilities, regardless of when made or asserted, that are not specifically assumed hereunder.

2.5 Post-Closing Purchase Price Adjustment. The Purchase Price shall be subject to adjustment, if any, as follows.

(a) Draft Estimated Closing Balance Sheet. As soon as practicable following (but not more than forty-five (45) days after) the Closing Date, Buyer shall prepare and deliver to Seller a consolidated statement of the Purchased Assets and Assumed Liabilities as of the Closing (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP, except the reserves for the accounts specifically set forth in Schedule 2.5(c) shall be determined as set forth in such Schedule. Promptly after the Closing Date the Buyer and the Seller shall each cooperate with, and use commercially reasonable efforts to assist each other with, a physical inventory of the Inventory as of the Closing Date. The Estimated Closing Balance Sheet will reflect the results of such physical inventory; provided, however, that in preparing the Estimated Closing Balance Sheet the Parties acknowledge and agree that the reserve for excess or obsolete Inventory set forth in Schedule 2.5(c) includes damaged Inventory with an aggregate value not exceeding $25,000, and, accordingly, only the aggregate value of damaged Inventory in excess of $25,000 shall be reflected in the Estimated Closing Balance Sheet All expenses incurred in connection with the preparation of the Estimated Closing Balance Sheet shall be the responsibility of Buyer.

(b) Review of Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet shall become final and binding upon the Parties unless, within twenty (20) days following its submittal to Seller (the “Review Period”), Seller notifies Buyer of its objection thereto, which objection may only be that the Estimated Closing Balance Sheet was not prepared in accordance with Section 2.5(a) (except for clear error or mistake, or willful misrepresentation). If Seller so notifies Buyer of its objection to the Estimated Closing Balance Sheet, Seller and Buyer shall negotiate in good faith to resolve any differences. If within thirty (30) days following receipt of such notice by Buyer any such differences have not been resolved, they shall be resolved by the Auditor, using the methods and criteria and such procedures as that firm may determine in its sole discretion, and the Auditor’s opinion thereon and the resulting balance sheet shall be final, binding and not subject to any appeal (except for clear error or mistake, or willful misrepresentation). The fees and expenses of the Auditor shall be paid one-half by Seller and one-half by Buyer. If Seller does not notify Buyer of any objections during the Review Period, the Estimated Closing Balance Sheet shall become final and binding. The final and binding balance sheet, as determined in accordance with this Section 2.5(b), is hereinafter referred to as the “Closing Balance Sheet.”

(c) Closing Payment Adjustment. Within five (5) days after the final determination of the Closing Balance Sheet, (i) if the Net Asset Value is less than $13,472,000, then, in accordance with Section 7 of the Escrow Agreement, Seller and Buyer shall provide joint written directions to the Escrow Agent for the release to Buyer from the NAV Escrow Funds (as such term is defined in the Escrow Agreement) as a reduction in the Purchase Price the amount of such deficiency, plus interest on such deficient amount at the Escrow Rate from the Closing Date until the date paid; provided, however, that if the amount of the NAV Escrow Funds is insufficient to pay the amount of such deficiency, any excess deficient amount shall be paid by the Seller Parties, or (ii) if the Net Asset Value is greater than $13,472,000, then Buyer shall pay Seller in cash as an increase in the Purchase Price the amount of such excess, plus interest on such excess amount at the Escrow Rate from the Closing Date until the date paid. For purposes of this Section 2.5(c), “Net Asset Value” means the sum of (i) the aggregate book value of all of the Purchased Assets set forth on the Closing Balance Sheet as reflected on Seller’s books and records minus (ii) the aggregate book value of current Assumed Liabilities set forth on the Closing Balance Sheet as reflected on Seller’s books and records, as determined in a manner consistent with GAAP, except that certain reserves will be as set forth in Schedule 2.5(c).

(d) Nothing in this Section 2.5 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder or otherwise for any misrepresentation or breach of warranty hereunder, but neither Buyer nor Seller shall have any right to dispute the Closing Balance Sheet or any portion thereof (except for clear error or mistake, or willful misrepresentation) once it has been finally determined in accordance with this Section 2.5.

2.6 Allocation of Purchase Price. Within thirty (30) days after the final determination of the Closing Balance Sheet, as provided in Section 2.5 herein, the Buyer shall deliver to the Seller the Buyer’s proposal for allocation of the Purchase Price among the Purchased Assets for all purposes (including financial, accounting and tax purposes) in a manner consistent with Section 1060 of the Code (the “Allocation”). In the event that the Seller does not object to the Allocation within thirty (30) days of the Seller’s receipt of the Allocation, then the Seller Parties shall be deemed to have agreed to the Allocation. Buyer and Seller will endeavor in good faith to resolve any differences with respect to the preparation of the Allocation. If differences arise with respect to such preparation, and Buyer and Seller have acted in good faith to resolve such differences, then any remaining disputed matters will be finally and conclusively determined by the Auditor. The Auditor will determine (based solely on presentations by Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price (together with the Assumed Liabilities), which report shall be conclusive and binding upon the Parties. Each Party shall fully comply with the reporting requirements of Section 1060 of the Code relating to allocation rules for certain asset acquisitions. Buyer and Seller shall not, subject to the requirements of any applicable Tax Law or election, file any Tax Returns and reports or take any positions before any Governmental Body inconsistent with the Allocation. Buyer and Seller shall cooperate in the preparation and filing of IRS Form 8594 (as amended) and any required exhibits thereto with the IRS (and any comparable forms with the appropriate authorities) in a manner consistent with the Allocation, which the Parties shall each file with the IRS on a timely basis. The IRS Form 8594 shall be prepared in a manner consistent with Exhibit 2.6 attached hereto, which Exhibit is pro forma and based upon the value of the Purchased Assets and Assumed Liabilities reflected on the Current Balance Sheet, and represents the pro forma Purchased Assets and Assumed Liabilities as if the Closing had occurred on September 22, 2007.

2.7 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by Seller to assign to Buyer pursuant to this Agreement any Contract, permit, franchise, claim or Asset included in the Purchased Assets that is by its terms or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to Seller would not by law pass to Buyer as an incident of the assignments provided for by this Agreement (a “Non-Assignable Contract”). To the extent that any Seller Required Consent in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, Seller shall continue to use its reasonable best efforts to obtain any such Seller Required Consent or novation after the Closing Date until such time as it shall have been obtained, and Seller shall cooperate with Buyer in any economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under such Non-Assignable Contract, including performance by Seller as agent if economically feasible; provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold harmless Buyer and its Affiliates from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any consent to the assignment of any Contract, whether before or after the Closing Date, except for (i) any vendor agreement with the Seller’s customers listed on Schedule 4.4 and (ii) any license for the use of a Trademark, Copyright or Patent used in or on an item of Inventory where Seller’s sales of such item during the calendar year 2006 or during the period commencing January 1, 2007 through the Closing Date were or are less than $25,000 per year. Nothing contained in this Section 2.6 or elsewhere in this Agreement shall be deemed a waiver by Buyer of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of Seller to obtain all of the Seller Required Consents, nor shall this Section 2.6 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Contracts as to which a Seller Required Consent may be necessary.

2.8 Guaranty. Upon the execution of this Agreement, Parent has executed and delivered to the Seller a guaranty, substantially in the form of Exhibit 2.8 (the “Guaranty”).

3. Closing.

3.1 Location; Date. The closing for the Transactions (the “Closing”) shall be held at the offices of Morgan Lewis & Bockius LLP in Philadelphia, Pennsylvania, on a date specified by the Parties, which date shall be no later than the third Business Day following the satisfaction or waiver of the conditions set forth in Sections 8 and 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions), or at such other date and place as may be mutually agreed by the Parties (the “Closing Date”).

3.2 Deliveries. At the Closing and as a condition to Closing:

(a) The Seller Parties shall deliver, or caused to be delivered, to Buyer:

(i) duly executed counterparts to the Transaction Documents;

(ii) all of the executed Closing Consents, License Approvals, Intellectual Property Assignments and the Seller Required Consents, or in lieu thereof waivers, obtained prior to the Closing. Such Closing Consents, License Approvals, Intellectual Property Assignments and Seller Required Consents (or in lieu thereof, waivers) shall (A) be in form and substance reasonably satisfactory to Buyer, (B) not be subject to the satisfaction of any condition that has not been satisfied or waived, and (C) be in full force and effect;

(iii) the Seller Officer’s Certificate and the Shareholder Trustee’s Certificates;

(iv) the Seller’s Legal Opinion;

(v) executed releases of any Encumbrance identified on Schedule 4.11 in forms satisfactory to Buyer in its sole discretion;

(vi) a non-foreign certification (in form and substance reasonably satisfactory to Buyer) that satisfies the requirements of Treasury Regulation section 1.1445-2(b)(2);

(vii) duly executed assignment documents (reasonably satisfactory to Buyer) assigning to Buyer all right, title and interest in and to the Confidential Information;

(viii) such other documents as may be necessary to satisfy the conditions set forth in Section 8 hereto; and

(ix) such other instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller’s right, title and interest in and to the Purchased Assets, and such other documents, instruments, certificates and agreements as may be reasonably required by the Buyer to consummate and give effect to the Transactions. Simultaneously with such deliveries, all such steps will be taken by Seller as may be required to put Buyer in actual possession and operating control of the Purchased Assets.

(b) Buyer shall deliver to the Seller Parties:

(i) duly executed counterparts to the Transaction Documents to which the Buyer is a party;

(ii) the Buyer Officer’s Certificate;

(iii) the Buyer’s Legal Opinion; and

(iv) such other documents, instruments, certificates and agreements as may be reasonably required by the Seller Parties to consummate and give effect to the Transactions.

(c) Buyer shall deliver the Closing Payment to Seller and the Escrow Payment to the Escrow Agent in accordance with Section 2.2(b).

4. Representations and Warranties of Seller. The Seller Parties, jointly and severally, hereby represent and warrant to Buyer as follows:

4.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated and is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the failure to be qualified would have a Material Adverse Effect on the Business or the ownership of the Purchased Assets. The Charter Documents and bylaws of Seller that have been delivered to Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

4.2 Ownership. The Shareholders are the record and beneficial owners of all of the issued and outstanding capital stock of Seller. Schedule 10.10 completely and accurately reflects the percentage of ownership interest held by each Shareholder listed therein of the issued and outstanding capital stock of Seller.

4.3 Authority and Binding Effect.

(a) Seller has the full power and authority to (i) own the Purchased Assets, (ii) carry on the Business, (iii) execute and deliver each Transaction Document to which it is or will be a party, (iv) perform the Transactions performed or to be performed by it and (v) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is a party. The execution, delivery and performance by Seller have been duly authorized by all necessary corporate or other action, including approval by the Shareholders. Each Transaction Document executed and delivered by Seller has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b) Each Shareholder has the full power and authority to (i) execute and deliver each Transaction Document to which it is or will be a party, (ii) perform the Transactions performed or to be performed by it, and (iii) satisfy or perform, as the case may be, such Shareholder’s obligations under those Transaction Documents to which it is a party. The execution, delivery and performance by each Shareholder have been duly authorized by all necessary action on the part of each such Shareholder. Each Transaction Document executed and delivered by each Shareholder has been duly executed and delivered by each such Shareholder and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms. Each Person executing and delivering this Agreement on behalf of any Shareholder that is a trust is authorized to do so pursuant to the applicable trust documents for each such Shareholder.

4.4 Consents and Approvals. Except for compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and except for any notices, filings, consents or approvals specified in Schedule 4.4 (the “Seller Required Consents”), neither the execution and delivery by Seller or any Shareholder of any of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Seller or any Shareholder, require any notice, filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise, or give any Person the right to challenge any of the Transactions, under (i) any Law or Court Order which is applicable to Seller or any Shareholder, (ii) any Contract (including any licenses for the production of Inventory items for which the royalties paid in the Seller’s fiscal year ending December 31, 2006 or paid in the period commencing January 1, 2007 through and including the Current Balance Sheet Date exceed $50,000), Governmental Permit or other document to which Seller or any Shareholder is a party or by which the properties or other assets of Seller or any Shareholder may be bound or (iii) the Charter Documents of Seller or any Shareholder.

4.5 Third-Party Options. Except for accepted purchase orders for the sale of Inventory to Seller’s customers in the ordinary course of business and consistent with past practice, there are no existing Contracts, options or commitments with any third party to acquire Seller, any of the Purchased Assets or any interest therein or in the Business.

4.6 Financial Statements; Books of Account.

(a) Seller has delivered to Buyer prior to the date hereof:

(i) true, complete and correct copies of audited balance sheets of Seller as of December 31, 2006, December 31, 2005 and December 31, 2004, and the related statements of income and cash flows for the time periods then ended (collectively, the “Year-End Financials”);

(ii) true, complete and correct copies of the unaudited balance sheet of Seller (the “Interim Balance Sheet”) as of June 23, 2007 and the related statements of income for the six-month period then ended (the “Interim Financial Statements,” and together with the Year-End Financials, the “Seller Financial Statements”);

(iii) true, complete and correct copy of the balance sheet of the Business (the “Reference Balance Sheet”) as of June 23, 2007 (the “Reference Balance Sheet Date”), a copy of which is attached hereto as Exhibit 4.6(a)(iii); and

(iv) true, complete and correct copy of the balance sheet of the Business (the “Current Balance Sheet”) as of September 22, 2007 (the “Current Balance Sheet Date”), a copy of which is attached hereto as Exhibit 4.6(a)(iv).

(b) The Seller Financial Statements were prepared in accordance with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and certain period-end accruals, which are not in the aggregate material) and, subject to any qualifications set forth in the applicable notes and schedules, fairly present in all material respects the results of operations and financial condition of Seller, and the Purchased Assets and the Assumed Liabilities as of the dates indicated and for the periods covered.

(c) The Reference Balance Sheet (i) was prepared in accordance with GAAP, except for the absence of footnotes and certain period-end accruals, which are not in the aggregate material), (ii) fairly presents in all material respects the Purchased Assets and the Assumed Liabilities as of the Reference Balance Sheet Date, and (iii) includes all Liabilities having a maturity date of less than twelve (12) months that would have been Assumed Liabilities after giving effect to the Transactions had the Closing occurred on the date of such Reference Balance Sheet. Except as described in Schedule 4.6, all Assumed Liabilities of the Business at the Reference Balance Sheet Date required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Reference Balance Sheet.

(d) The Current Balance Sheet (i) was prepared in accordance with GAAP, except for the absence of footnotes, (ii) fairly presents in all material respects the Purchased Assets and the Assumed Liabilities as of the Current Balance Sheet Date and (iii) does not include any Assets that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions. Except as described in Schedule 4.6, all Assumed Liabilities of the Business at the

Current Balance Sheet Date required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Current Balance Sheet.

(e) The books of account of Seller reflect, in accordance with GAAP, (i) all transactions relating to the Business or the Purchased Assets and (b) all items of income and expense, and all items of Assets, Liabilities and accruals relating to Seller. Seller has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

4.7 Taxes.

(a) Seller has timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects.

(b) Seller has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

(c) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(d) The amount of Seller’s Liability for unpaid Taxes as of the Current Balance Sheet Date did not exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Current Balance Sheet, and the amount of Seller’s Liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of Seller on the Closing Date.

(e) There are no ongoing examinations or claims against Seller for Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

(f) Seller has withheld and paid over to the proper taxing authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(g) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. Seller has not assumed the Tax Liability of any other Person under any Contract. Seller does not have joint and several liability for the Taxes of any other Person (including joint and several liability arising under any foreign Law). Seller does not have transferee or successor liability for the Taxes of any other Person (including transferee or successor liability arising under any foreign Law). Seller is not required to make any adjustments to income under section 481 of the Code for any period ending after the Closing Date or otherwise include in taxable income any amount that is attributable to a transaction occurring in a period ending on or prior to the Closing Date.

(h) All copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the Tax Returns of Seller for the last three fiscal years have been delivered to Buyer.

(i) There are (and as of immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating to or attributable to Taxes.

(j) There is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Encumbrance on the Purchased Assets or otherwise have a Material Adverse Effect.

(k) Seller is not, and has not been at any time, a party to a Tax sharing, Tax indemnity, Tax allocation or similar Contract, and Seller has not assumed the Tax Liability of any other Person under any Contract.

(l) Schedule 4.7(l) lists all federal, state, local, and foreign jurisdictions in which income Tax Returns have been filed with respect the Business for the last three fiscal years.

(m) No claim has ever been made by any Governmental Body in a jurisdiction where Seller does not file a Tax Return that Seller is or may be subject to taxation by that jurisdiction or that Seller must file Tax Returns with regard to such jurisdiction.

4.8 Undisclosed Liabilities. Except as described on Schedule 4.8, Seller does not have any Liabilities except for:

(a) those Liabilities adequately and specifically set forth or reserved for on the Current Balance Sheet and not heretofore paid or discharged;

(b) those Liabilities arising in the ordinary course of business under any Contract specifically disclosed on Schedule 4.15 to this Agreement other than Liabilities arising out of the breach of any such Contract by Seller;

(c) those Liabilities incurred in the ordinary course of business since the Current Balance Sheet Date and not heretofore paid or discharged, and that, individually or in the aggregate, are not material to the Business; and

(d) those Liabilities arising pursuant to this Agreement.

4.9 Accounts Receivable. The Accounts Receivable included in the Purchased Assets are bona fide Accounts Receivable created in the ordinary course of business. All contests, claims, defenses or rights of set-off of any account debtor relating to the amount or validity of any Account Receivable agreed to by Seller as of the Current Balance Sheet Date are reflected in the Accounts Receivable balances specified in the Current Balance Sheet. Schedule 4.9 contains a complete and accurate list of all Accounts Receivable and sets forth the aging of each such Account Receivable as of the Current Balance Sheet Date. Except as set forth in Schedule 4.9, Seller does not know of any facts or circumstances that are likely to result in any increase in the uncollectibility of such Accounts Receivable.

4.10 Inventory. Except as described in Schedule 4.10, the Inventory included in the Purchased Assets was acquired and has been maintained in the ordinary course of business consistent with past practice, and consists of items of good, usable and merchantable quality in all respects. The reserve for excess or obsolete Inventory set forth in Schedule 2.5(c) includes reserves for damaged Inventory with an aggregate value not in excess of $25,000. Since December 31, 2006 (a) all sales of Inventory items have been made by Seller in the ordinary course of business, and (b) all purchases of Inventory items have been made by Seller and valued by Seller on its books consistent with past practice. No items which have previously been written off will be considered as Inventory. As of the Current Balance Sheet Date, all

slow moving product codes and status codes accurately reflect the expected disposition of the applicable Inventory items. The Inventory, including the Inventory that is the subject of any purchase Contract by Seller, will not be in excess of Seller’s reasonable requirements (consistent with Seller’s practices in the ordinary course of business during the period from December 31, 2005 to December 31, 2006), and such items of Inventory will be valued on the Closing Balance Sheet in accordance with GAAP at the lower of cost or market value, except that the reserve for excess or obsolete Inventory will be as set forth in Section 2.5(c).

4.11 Title to Purchased Assets and Related Matters. Except as otherwise set forth on Schedule 4.11, Seller has good and marketable title to, valid leasehold interest in or valid licenses to use, all the Purchased Assets, free from any Encumbrances, except any Encumbrances which will be released at Closing and are set forth on Schedule 4.11. The use of the Purchased Assets is not subject to any Encumbrances, and such use does not encroach on the property or the rights of any Person. Except as otherwise set forth on Schedule 4.11 and except for assets utilized in providing the services to be provided to the Buyer under the Transition Services Agreement, the Purchased Assets constitute all the Assets and services required for the continued operation of the Business by Buyer as operated by Seller during the past 12 months. The Purchased Assets, taken as a whole, constitute the Assets relating to or used or held for use in connection with the Business during the past 12 months (except for Inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, properties or Assets replaced by equivalent or superior Assets, in each case in the ordinary course of business, and Excluded Assets). There are no Assets used in the operation of the Business that are owned by any Person other than Seller that will not be licensed or leased to Buyer under valid, current license arrangements or leases.

4.12 Condition and Location of Purchased Assets. The equipment and all other tangible assets and properties which are part of the Purchased Assets are (i) in working condition and are usable in the ordinary course of the business and conform in all respects to all applicable Laws relating to their use and operation as such Purchased Assets are currently used in the conduct of the Business and (ii) except as set forth in Schedule 4.12, located at either the Atlanta Location, the Florence Location or the Nashville Location. Except for the Excluded Assets specifically listed on Schedule 2.1(b) hereto and except pursuant to leases described on any Schedule hereto, no Person other than Seller owns any vehicles, equipment or other tangible Assets situated on the facilities used by Seller in the Business which are necessary to the operation of the Business.

4.13 Real Property. Seller does not own any Real Property. Schedule 4.13 contains an accurate and complete list of all Real Property leased by Seller (the “Real Property Leases”), showing location, rental cost and landlord. Each of the Real Property Leases is in full force and effect, grants to the Seller the exclusive right to use and occupy the leased premises, is not subject to any Encumbrances and has not been assigned, modified, supplemented or amended. All Real Property under lease to or otherwise used by Seller is sufficient for the current and currently contemplated operations of the Business. Seller has peaceful, undisturbed and exclusive possession of the leasehold estate or other interest created under the Real Property Leases, and there are no leases, subleases, licenses, concessions, or other Contracts granting to any other Person the right to use or occupy such Real Property, except the Florence Sublease. Seller is not, and to the knowledge of Seller, the landlord thereunder is not, in Default under any Contract or Law with respect to the occupancy, maintenance or use of any Real Property, and no notice or threat from any lessor, Governmental Body or other Person has been received by Seller or served upon any such Real Property claiming any Default or Obligation under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation. Seller has received no notice of any action, and to Seller’s knowledge, no Actions are pending which would affect the zoning or use of any Real Property occupied, maintained or used by Seller. All necessary utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all Real Property occupied, maintained or used by Seller at normal and customary rates, and are adequate to serve such Real Property for Seller’s current and currently contemplated use thereof.

4.14 Confidential Information; Intellectual Property.

(a) Confidential Information.

(i) To Seller’s knowledge, the Business, including the products and services of the Business, does not infringe upon, misappropriate, dilute or otherwise violate any confidential information, proprietary information, or any intellectual property owned or controlled by any other Person. Except as set forth in Schedule 4.14(a)(i), no written notice or claim has been received by Seller or any Shareholder asserting that the Business, including the products or services of the Business, infringes upon, misappropriates, dilutes or otherwise violates any confidential information, proprietary information, or any intellectual property owned or controlled by any other Person.

(ii) Except for the confidential or proprietary information provided to the Buyer pursuant to the Transition Services Agreement and set forth in Schedule 4.14(a)(ii), the Confidential Information constitutes all of the Confidential Information that has been used or held for use, or relied upon in the operation of the Business during the past 36 months or that will be used or relied upon in the operation of the Business as it is currently contemplated to be operated. Neither Seller nor an Affiliate thereof, has transferred ownership of, nor granted any exclusive license with respect to, any Confidential Information that is or was material to the Business, to any other Person, or permitted Seller’s rights in such Confidential Information to lapse or enter the public domain. Except as described on Schedule 4.14(a)(ii), Seller is the owner of all right, title and interest in and to each item of the Confidential Information, or, in the case of licensed Confidential Information, has obtained all licenses necessary to freely use and commercially exploit the Confidential Information in perpetuity, free and clear of any Encumbrances, and has the right to use all of the Confidential Information without payment to a third party. Except as described on Schedule 4.14(a)(ii), all Confidential Information is fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any other Person.

(iii) Except as specified on Schedule 4.14(a)(iii), to Seller’s knowledge none of the employees or consultants of Seller is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Business. To Seller’s knowledge, no employee of Seller has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than Seller. Schedule 4.14(a)(iii) lists all Contracts relating to the Business between Seller and a third party that imparts or that imparted an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon Seller, any employee thereof or any third party. Except as described in Schedule 4.14(a)(iii), Seller has no reason to believe that Seller or any employee thereof either is or was under any obligation of noncompetition, secrecy, confidentiality or non-disclosure to any third party.

(iv) To Seller’s knowledge, neither Seller nor any employees or consultants of Seller (A) has used any other Persons’ confidential information, proprietary information, or intellectual property in the course of his or her work or (B) is, or is or currently expected to be, in Default under any term of any Contract relating to the Confidential Information, or any Confidentiality Agreement or any other Contract or any restrictive covenant relating to the Confidential Information, or the development or exploitation thereof.

(b) Intellectual Property.

(i) Schedule 4.14(b)(i) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, of all Contracts relating to the Intellectual Property to which Seller is a party or by which Seller is bound, except for (A) any license implied by the sale of a product, (B) perpetual, paid-up royalty free and transferable license rights for “off-the-shelf” third party application software licensed for use in the Business, in any individual case, under a license with a maximum payment obligation on the part of Seller of less than $50,000 (“Off-the-Shelf Software”) and (C) any license from a third party authorizing the use of Intellectual Property owned by a third party for the purpose of producing Inventory where the royalty payable pursuant to such license for the Seller’s fiscal year ending December 31, 2006 or for the period commencing January 1, 2007 through the Current Balance Sheet Date is less than $50,000. There are no outstanding or, to Seller’s knowledge, threatened disputes or disagreements with respect to any such Contract. Except for the intellectual property provided to the Buyer pursuant to the Transition Services Agreement and set forth in Schedule 4.14(b)(i), and except for any rights under written licenses or other written Contracts related to the Intellectual Property, no current or former employee of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

(ii) No Intellectual Property is subject to any proceeding or outstanding order or stipulation restricting in any manner the use, transfer, or licensing thereof by Buyer, or which may adversely affect the validity, use or enforceability of such Intellectual Property. Each item of Intellectual Property owned by Seller is valid, subsisting, and enforceable, any necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the US or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such Intellectual Property.

(iii) To Seller’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating, or challenging or threatening in any way, any Intellectual Property. Seller has not given any indemnification rights to any other Person against infringement, misappropriation, dilution or other violation of any Intellectual Property.

(iv) Except for the intellectual property provided to the Buyer pursuant to the Transition Services Agreement and set forth in Schedule 4.14(b)(i), all communications systems and computer systems, including all hardware, software, URLs, websites and domain names, necessary to operate the Business is owned by Seller free and clear of any Encumbrances, or is leased or licensed by Seller.

(v) Except for the intellectual property provided to the Buyer pursuant to the Transition Services Agreement and set forth in Schedule 4.14(b)(i), all Off-the-Shelf Software and similar products, necessary to operate the Business have been duly licensed by Seller and will be properly transferred to Buyer.

(vi) Set forth in Schedule 4.14(b)(vi) is a complete and correct list of all URLs, websites and domain names used or held for use in the operation of the Business, including a description of all of Seller’s rights with respect thereto and whether the listed items are part of the Purchased Assets or part of the Excluded Assets.

(c) Patents.

(i) Schedule 4.14(c)(i) contains a complete and accurate list and summary description of all Patents in which Seller has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of application and issuance or registration of the item. Seller owns all right, title and interest, including the right to bring actions for infringement or other violation thereof, in and to each of the Patents, free and clear of any Encumbrances, except for Encumbrances which will be released at Closing and are set forth in Schedule 4.14(c)(i).

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s knowledge, there is no potentially interfering patent or patent application of any third party.

(iv) Except as set forth in Schedule 4.14(c)(iv), to the Seller’s knowledge all Inventory and all products currently being offered for sale to consumers which are made, used or sold under the Patents have been marked with the proper patent notice.

(d) Trademarks.

(i) Schedule 4.14(d)(i) contains a complete and accurate list and summary description of all Trademarks in which Seller has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date and issuance or registration of the item. Seller is the owner of all right, title and interest, including the right to bring actions for infringement or other violation thereof, in and to each of the Trademarks, free and clear of any Encumbrances, except for Encumbrances which will be released at Closing and are set forth in Schedule 4.14(d)(i).

(ii) Except as set forth in Schedule 4.14(d)(ii), all Trademarks that have been registered with the U.S. Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date.

(iii) No Trademark has been or is now involved in any opposition, invalidation or cancellation and no such action is threatened with respect to any of the Trademarks.

(iv) To Seller’s knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v) Except as set forth in Schedule 4.14(d)(v), to the Seller’s knowledge all Inventory and all products currently being offered for sale to consumers which contain a Trademark bear the proper federal registration notice where permitted by Law.

(e) Copyrights.

(i) Schedule 4.14(e)(i) contains a complete and accurate list and summary description of all Copyrights in which Seller has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of application and issuance or registration of the item. Seller is the owner of all right, title and interest, including the right to bring actions for infringement or other violation thereof in and to each of the Copyrights, free and clear of any Encumbrances, except for Encumbrances which will be released at Closing and are set forth in Schedule 4.14(e)(i).

(ii) All of the registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the date of Closing.

(iii) Except as set forth in Schedule 4.14(e)(iii), to the Seller’s knowledge all Inventory and all products currently being offered for sale to consumers which are encompassed by the Copyrights have been marked with the proper copyright notice.

(f) Trade Secrets.

(i) Except as set forth in Schedule 4.14(f), Seller does not own or possess any Trade Secret which, if generally made available to the public, would have a Material Adverse Effect on the Business or results of operations.

(ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

(iii) To Seller’s knowledge, Seller is the owner of all right, title and interest in and to the Trade Secrets, including the right to bring actions for infringement, misappropriation or other violation thereof , and has an absolute right to use the Trade Secrets. To Seller’s knowledge, the Trade Secrets are not part of the public knowledge or literature, and, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of the Business. To Seller’s knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

4.15 Contracts.

(a) Schedule 4.15 lists all Contracts of the following types to which Seller is a party or by which it is bound (such Contracts are disclosed on Schedule 4.15 under a sub-heading corresponding to the subsection of this Section 4.15 to which such disclosure is applicable and such disclosure sets forth the names of the parties thereto, the date thereof, annual amount payable or receivable thereunder, and a brief description of the payment terms and, if any, the termination and renewal provisions thereof):

(i) Contracts with any present or former director, officer, employee or partner of Seller or any Affiliate thereof;

(ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in any single instance exceeding $25,000, or in the aggregate $100,000, or of a duration of more than twelve (12) months;

(iii) Contracts to sell or supply products or to perform services, in any single instance exceeding $25,000, or in the aggregate $100,000, or of a duration of more than twelve (12) months;

(iv) Contracts to lease to or to operate from or for any other party any real or personal property, in any single instance exceeding $25,000, or in the aggregate $100,000, or of a duration of more than twelve (12) months;

(v) Any license, representative, franchise, distributorship, marketing, dealer, sales, agency or other arrangements, including those that relate in whole or in part to any product marketed, distributed or sold, or know-how used, in the past 24 months;

(vi) Any notes, debentures, bonds, conditional sale Contracts, equipment trust Contracts, letter of credit agreements, reimbursement Contracts, loan Contracts or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of Seller or any members of their immediate families), Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

(vii) Contracts for any capital expenditure or leasehold improvements, in any single instance exceeding $25,000, or in the aggregate $100,000;

(viii) Contracts with any labor union;

(ix) Contracts restricting the freedom or ability of Seller to engage in the Business or a business similar to the Business in any geographical area anywhere in the world;

(x) Contracts with any current or former Affiliates;

(xi) Contracts under which any Encumbrances exist, except any Encumbrances which will be released at Closing and are set forth on Schedule 4.11; and

(xii) Any other Contracts (other than those described in any of clauses (i) through (xi) above) not made in the ordinary course of business.

(b) Seller has delivered to Buyer complete and correct copies of all written Contracts, together with all amendments, supplements or modifications thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on Schedule 4.15.

(c) The Contracts listed and required to be listed in Schedule 4.15 are referred to herein as the “Seller Contracts.” Seller is not in Default under any Seller Contracts (including any Contracts that are leases). Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Seller Contract. To the knowledge of Seller, (i) none of the other parties to any such Seller Contract is in Default thereunder and (ii) each such Seller Contract is enforceable against any other parties thereto in accordance with terms thereof. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to Seller under current or contemplated Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and, to Seller’s knowledge, no such Person has made any demand for such negotiation.

4.16 Employees/Independent Contractors.

(a) Except as set forth on Schedule 4.16(a), Seller is not (i) a party to, involved in or, to Seller’s knowledge, threatened by, any labor dispute or unfair labor practice charge, (ii) currently negotiating any collective bargaining agreement, or (iii) currently a party to any collective bargaining agreement. Schedule 4.16 contains a complete and correct list of (a) the names and salaries, bonus and other cash compensation of (1) all employees (including officers) of Seller engaged in performing services for Seller, and (2) all independent contractors engaged in performing services for Seller whose cash compensation for 2007 is expected to be at least $50,000, and (b) the names of any Persons who will have a right to receive any cash consideration or other economic benefit as a result of the consummation of any of the Transactions and the nature and amount of such consideration or benefit. Seller has not violated the WARN Act or a similar applicable Law. During the 90 days prior to the date hereof, Seller has not terminated any employees.

(b) Except as set forth on Schedule 4.16(b), there are no outstanding claims against Seller (whether under federal, state, local or foreign law, under any employment agreement or policy, or otherwise) asserted by or on behalf of any present or former employee or job applicant of Seller on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment Retraining and Notification Act, (viii) any violation of any statute, ordinance, order, rule or regulations relating to employee “whistleblower” or “right-to-know” rights and protection, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any statute, ordinance, order, rule or regulation relating to minimum wages or maximum hours of work, and neither the Seller nor the Shareholders are aware of any such claims which have not been asserted. No person (including any governmental agency of any kind) has asserted or threatened any claims against the Seller under or arising out of any statute, ordinance, order, rule or regulation relating to discrimination or occupational safety in employment or employment practices.

4.17 Governmental Permits. Schedule 4.17 sets forth a complete list of all material Governmental Permits used in the operation of the Business or otherwise held by Seller. Seller owns, possesses or lawfully uses in the operation of its Business all Governmental Permits which are necessary to conduct the Business as now or previously conducted or to the ownership of the Purchased Assets, free and clear of all Encumbrances. Seller is not in Default, nor has it received any written notice of, nor is Seller aware of, any claim of Default, with respect to any such Governmental Permit. Except as otherwise governed by Law, all Governmental Permits included within the Purchased Assets are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions. No present or former director, officer or employee of Seller, any Affiliates of any of them, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Permit which Seller owns, possesses, uses or holds for use.

4.18 Compliance with Law and Court Orders. Seller has received no notice of violation of, and to the best of its knowledge does not believe that it is in violation of, any Law or Court Order. The Purchased Assets have not been used, and the Purchased Assets and the Business have not been operated, by Seller or any other Person in violation of any Law or Court Order. All Court Orders to which Seller is a party or subject are listed in Schedule 4.18. Seller has made all filings or notifications required to be made by it under any Laws applicable to Seller, the Business or the Purchased Assets, the failure to file of which would have a Material Adverse Effect on the Business or results of operations. Neither Seller nor any Affiliate, and no officer, employee or agent of, or any consultant to Seller (a) has used any corporate funds of Seller to make any payment to any officer or employee of any government, or to any political party or official thereof, where such payment either (i) was, at the time, unlawful under Laws applicable thereto; or (ii) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business.

4.19 Litigation. Except as disclosed in Schedule 4.19, there is no Litigation pending or to Seller’s knowledge threatened against Seller, the Business or the Purchased Assets. To the Seller’s knowledge, there is no dispute or disagreement pending or threatened in writing between Seller and any of its customers, suppliers, employees or consultants and no event has occurred, and no claim has been asserted, that might result in Litigation against Seller, the Business or the Purchased Assets. All pending or threatened Litigation is fully covered by insurance except to the extent described in Schedule 4.19.

4.20 Insurance. Schedule 4.20 contains a list of (a) all policies or binders of insurance held by or on behalf of Seller, specifying in each case whether the coverage is occurrence or claims based, and (b) all claims made by Seller relating to the Business under such insurance during the past two years. All such policies or binders are in full force and effect and Seller has not committed any Default thereunder. No written notice of cancellation or non-renewal has been received by Seller with respect to any such policy or binder. Except as set forth on Schedule 4.20, there are no claims currently outstanding under any of the insurance listed in Schedule 4.20.

4.21 Non-Real Estate Leases. Schedule 4.21 lists all Purchased Assets used in the Business (other than Real Property) that are possessed by Seller under an existing lease providing for lease payments in excess of $10,000 per annum, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers. Schedule 4.21 also lists the leases under which such Assets listed in Schedule 4.21 are possessed. All of such leases are referred to herein as the “Non-Real Estate Leases.” All Purchased Assets under a Non-Real Estate Lease are in working condition, ordinary wear and tear excepted, and are sufficient for the current and currently contemplated operations of the Business. Seller is not in Default under any Non-Real Estate Lease.

4.22 Employee Benefit Plans.

(a) “Plans” means any employment, compensation, vacation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or fringe benefit plan, practice, program, agreement, arrangement, or employee benefit plan or remuneration within the meaning of Section 3(3) of ERISA and any related or separate contracts, plans, trusts, programs, policies and arrangements (whether or not within the meaning of Section 3(3) or ERISA) that (i) is contributed to or maintained or sponsored by Seller or to which Seller has or may have any Liability, either directly or as a result of an ERISA Affiliate (as defined below), and (ii) provides benefits of economic value to any present or former employee, consultant or director of Seller, or present or former beneficiary, dependent or assignee of any such present or former employee, consultant or director. “ERISA Affiliate” means any person, that together with Seller, is or was at any time treated as a single employer under the Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Seller is or has been a general partner. For purposes of this Section 4.22, the term “Seller” includes any ERISA Affiliate.

(b) Schedule 4.22 contains a complete list of each Plan and Seller has no Liability with respect to any other benefit plan or arrangement and has no commitment or obligation to establish any other benefit plan or arrangement.

(c) True, correct, and complete copies of all material documents with respect to each Plan have been made available to Buyer.

(d) Each Plan (and each related trust, insurance contract or funding arrangement) has been maintained and operated in accordance with its terms and complies in all respects in form and operation with the applicable requirements of ERISA, the Code and other applicable laws (including COBRA), including, but not limited to, all reporting, disclosure, funding and fiduciary requirements, and no condition exists with respect to any Plan that could have an adverse effect on, or result in liability, to Buyer or any lien upon the Assets. Seller has not incurred any Liability for any excise, income or other taxes with respect to any Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liability.

(e) Seller does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Plans is a multiemployer plan (as defined in Section 3(37) of ERISA) and Seller has never participated in a multiemployer plan. Seller does not contribute to, and has never contributed to or had any other Liability with respect to, a multiemployer plan.

(f) All contributions as well as obligations of Seller under any Plan which are due for any period ending on or before the Closing Date have been paid or accrued by Seller and all amounts withheld from employee paychecks has been properly contributed to the applicable Plan.

(g) Each Plan intended to constitute a qualified plan under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code. No circumstance exists or has existed which would cause any Plan to cease to constitute a qualified plan under Section 401(a) of the Code.

(h) There are no actions, suits, claims pending, threatened or reasonably anticipated (other than routine claims for benefits) against any Plan or against the assets of any Plan which could reasonably be expected to result in a Liability to Seller or any Plan. No Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Plan under any IRS program.

(i) As of the Closing Date, Seller does not, and shall not, either directly or indirectly, have any obligation or Liability, as a matter of law or otherwise, with respect to any Plan that was sponsored or maintained by the Seller or to which the Seller contributes or for which Seller had, or may have, any Liability, either directly or indirectly through an ERISA Affiliate, which could become a Liability of Buyer on or after the Closing Date.

4.23 Transactions with Affiliates. Except as disclosed on Schedule 4.23, no Shareholder, any director or officer of Seller nor any member of his or her immediate family, or any other Affiliate of Seller is, or owns or has a controlling ownership interest in any Person that is a party to any Contract or business arrangement or relationship with respect to the Business. All transactions between Seller and any Affiliate of Seller with respect to the Business are properly recorded on the books and records of Seller.

4.24 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.24, since the Current Balance Sheet Date, Seller has conducted its Business in the ordinary course and there has not been with respect to its Business:

(a) any change that has had or could reasonably be expected to have a Material Adverse Effect;

(b) any increase in the compensation payable or to become payable to any officer, employee or agent, except for increases made in the ordinary course of business consistent with past practices, nor any other change in any employment or consulting arrangement;

(c) any action to create or amend any employment retention, severance, change in control or similar Contract with any Person;

(d) any establishment or amendment of any Plan;

(e) any sale, assignment or transfer of Purchased Assets, or any additions to or transactions involving any Purchased Assets, other than those made in the ordinary course of business consistent with past practices;

(f) any mortgage, pledge or Encumbrance of any Purchased Asset;

(g) any waiver or release of any claim or right or cancellation of any debt held, other than in the ordinary course of business;

(h) any allowance of, or agreement to allow the lapse of, any right with respect to any of the Confidential Information or Intellectual Property;

(i) any payments to any Affiliate of Seller, other than payments in the ordinary course of business and consistent with past practice;

(j) any new Contract or amendment to, or termination of, a Contract (whether outside the ordinary course of business, inconsistent with past practices or otherwise); or

(k) any action or omission that has or could reasonably be expected to have a Material Adverse Effect.

4.25 Environmental Matters. In addition to the representations and warranties in Section 4.18, hereof and not in limitation thereof, and except as disclosed on Schedule 4.25 hereto, (a) no releases of Hazardous Materials have occurred at or from any property during the period it was owned, operated, leased or otherwise used by Seller or, to the knowledge of Seller at any other time, (b) there are no past, pending, or threatened Environmental Claims against Seller, (c) there are no underground storage tanks owned by the Seller, or located at any facility owned or operated by Seller, (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property now owned, operated, leased or otherwise used by Seller, or to give rise to any legal Liability under the Environmental Laws pertaining to any property now or, to the knowledge of Seller, at any other time owned, operated, leased or otherwise used by Seller, (e) Seller has not received a request under any of the Environmental Laws for information relating to any of the property now owned, operated, leased or otherwise used by Seller, (f) there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to any property on account of Seller’s use or ownership of such property, (g) any contaminant levels resulting from any releases of Hazardous Materials at or from the properties now or, to the knowledge of Seller, at any other time owned, operated, leased or otherwise used by Seller meet applicable remediation standards under any applicable Environmental Law, (h) to Seller’s knowledge none of the properties owned, operated, leased or otherwise used by Seller are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”), the CERCLA Information System, or any comparable state or local environmental database, (i) to the knowledge of Seller there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now used by Seller, (j) Seller has not provided information to any governmental authority of any actual, threatened or suspected releases of Hazardous Materials or any violation of an Environmental Permit, term or other requirement of Environmental Laws and (k) there is no Liability with respect to the cleanup or investigation at any facility or property resulting from the disposal or treatment (with a transporter or otherwise) of Hazardous Materials by Seller or by any other Person. As used in this Agreement:

(i) “Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Body or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property of Seller or any facility or property at which Seller disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including Seller employees seeking damages for exposure to Hazardous Materials;

(ii) “Environmental Laws” means all federal, state and local Laws related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common Law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials;

(iii) “Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Body under any applicable Environmental Law; and

(iv) “Hazardous Material” means any hazardous, toxic or radioactive substance, material or waste which is regulated as of the Closing Date by any state or local Governmental Body or the US, including any material or substance that is: (A) defined as a “hazardous substance,” “regulated substance” or “solid waste” under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos, (D) designated as a “hazardous substance” pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321), (E) defined as a “hazardous waste” pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (F) defined as a “hazardous substance” pursuant to section 101 of the CERCLA, (G) defined as a “regulated substance” pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6991) or (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. §300(f) et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651 et seq.

4.26 Additional Information. Schedule 4.26 contains accurate lists and summary descriptions of the following:

(a) the names of all present directors and officers of Seller;

(b) the names and address of each bank account and lock box account to which debtors of Seller have been directed to make payment; and

(c) all names under which Seller has conducted any Business or which it has used in the last five (5) years or since its formation, whichever is later.

4.27 Corporate Records. The minute book of Seller is current and contains correct and complete copies of all Charter Documents of Seller, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and directors, a copy of the foregoing for the 24 month period prior to the date hereof has been reviewed by the Buyer.

4.28 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of any Seller Party or any Affiliate thereof is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Seller Parties or from any their Affiliates in connection with this Agreement or any of the Transactions.

4.29 Relationship With Customers and Suppliers. Except as set forth in Schedule 4.29, Seller has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of the customers and suppliers of the Business. Schedule 4.29 specifies for each year of the three years ending December 31, 2004, 2005 and 2006 the names of the respective customers that were, in the aggregate, the ten (10) largest customers in terms of dollar value of products or services, or both, sold by the Business. Except as specified on Schedule 4.29, none of such customers has given Seller notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller. Schedule 4.29 also specifies for each year of the three years ending December 31, 2004, 2005 and 2006 the names of the respective suppliers that were, in the aggregate, the ten (10) largest suppliers in terms of dollar value of products or services, or both, used by Seller. None of such suppliers has given Seller notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller.

4.30 Certain Personal Property. Schedule 4.30 is a complete schedule of all fixed assets, describing all items of tangible personal property that were included in the Current Balance Sheet. Except as specified in Schedule 4.30, and except in the ordinary course consistent with past practice and not in the aggregate in excess of $50,000, since the Current Balance Sheet Date, Seller has not acquired any items of tangible personal property. All of such personal property included in Schedule 4.30 is, and any such personal property acquired after the date hereof in accordance with the terms hereof will be, usable in the ordinary course of business, and conforms and will conform with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases, those items specifically listed on Schedule 2.1(b) hereto, or those items owned by Anderson Press Incorporated which will be used as part of the services provided to Buyer under the Transition Services Agreement, no Person other than Seller owns any vehicles, equipment or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business. The Purchased Assets that are personalty are suitable for the purposes for which such Assets are currently used or are held for use, and are in working condition, subject to normal wear and tear, and there are no facts or conditions affecting such Purchased Assets that could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation thereof as used, occupied or operated for the 12 months preceding the date hereof or their adequacy for such use.

4.31 Subsidiaries. Except for Burnes Home Accents, Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Person, excluding any passive investment ownership interest of not more than five percent (5%) of any class of securities of any corporation which is registered pursuant to the Securities Exchange Act of 1934.

4.32 Previous Sales; Warranties. Schedule 4.32 sets forth all express product warranties made by Seller and all return policies of Seller. Except as set forth on Schedule 4.32, Seller has no knowledge of any anticipated product returns because of product defects or changes in plan-o-grams. Schedule 4.32 lists all current Contracts with Seller’s customers which permit such customers to return products because of guaranteed sales. Except as set forth on Schedule 4.32, Seller has no knowledge of any credits, allowances or rebates granted by Seller or claimed by any of its customers.

4.33 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.34 S Corporation Election. Seller has filed a valid election to be treated as an S Corporation for federal and state income tax purposes and such election will remain in effect and continue to be valid through the Closing Date. Seller has filed all Tax Returns consistent with such elections.

4.35 Statements and Other Documents Not Misleading. Neither this Agreement, including all schedules and exhibits, nor any other financial statement, document or other instrument heretofore or hereafter furnished by Seller or its Affiliates to Buyer in connection with the Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to Seller which may have a Material Adverse Effect which has not been set forth in this Agreement (including all schedules and exhibits) or the other documents furnished to Buyer on or prior to the date hereof in connection with the Transactions.

4.36 Consumer Safety Matters. With respect to products (including all of the components thereof) manufactured or distributed by Seller, Seller has complied with all applicable requirements relating to materials, design, manufacture, testing, performance, labeling, packing, holding, marketing, or promotion of such products, and such products are otherwise not in violation of any applicable laws or regulations, including without limitation the laws as set forth in the Consumer Product Safety Act, Federal Hazardous Substances Act, Flammable Fabrics Acts, Poison Prevention Packaging Act, Federal Trade Commission Act, or Textile Fiber Products Identification Act and all comparable state or local laws (the “Consumer Acts”) or any applicable regulations, standards, policies, or guidelines promulgated or issued pursuant to such Consumer Acts, and any similar applicable state or local laws, regulations, policies or guidelines. To Seller’s knowledge, no products (including any of the components thereof) manufactured or distributed by Seller were manufactured using lead-based paint and coatings.

4.37 Customs and Trade Laws Compliance.

(a) Seller has at all times conducted Seller’s import transactions relating to Lined Paper Products in accordance in all material respects with all applicable U.S. customs and trade laws and regulations (collectively hereinafter “US Customs and Trade Laws”). Seller maintains written import compliance and control policies and procedures.

(b) To Seller’s knowledge, with respect to Seller’s importations of Lined Paper Products, no import practice of Seller or Seller’s agents, or any aspect of Seller’s import transactions relating to Lined Paper Products warrants disclosure to US Bureau of Customs and Border Protection (“CBP”) and/or the tender of supplemental duties.

(c) With respect to each customs entry of Lined Paper Products filed by or on behalf of Seller since January 1, 2006, Seller has classified, valued, and identified the country of origin of the goods correctly and in accordance in all respects with US Customs and Trade Laws, and has paid, at the time of entry, all appropriate duties and fees.

(d) To Seller’s knowledge, within the past five years, CBP has not initiated any inquiry, audit, or investigation concerning any practice, act, or import transaction of Seller involving Lined Paper Products, or, if any such inquiry, audit, or investigation was initiated, it was resolved without assessment of any monetary fine or penalty against Seller and without seizure and/or forfeiture of any such goods or the required re-exportation of any such goods.

(e) To Seller’s knowledge, there is no outstanding, continuing, or pending inquiry, audit, or investigation by CBP or any other federal agency concerning Seller’s import transactions involving lined paper products.

(f) With respect to all foreign manufacturers, vendors, suppliers, or contractors to which Seller provides or has provided, directly or indirectly, at no or at reduced cost, any materials, supplies, equipment, licensed technology, and/or design assistance related to the production of lined paper products, such assists have been identified to Seller’s customs brokers and, where appropriate, were included in the declared customs value submitted to CBP with respect to customs entries covering importations of such goods.

5. Representations and Warranties of Buyer and Parent. Buyer and Parent, jointly and severally, hereby represent and warrant to Seller as follows:

5.1 Organization and Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, having all requisite limited liability company power and authority to perform its obligations under this Agreement and will be at Closing duly qualified or licensed to do business in each jurisdiction where the failure to be qualified or licensed would have a Material Adverse Effect on the Business or the ownership of the Purchased Assets. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement, and is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the failure to be qualified would have a Material Adverse Effect on its business or the ownership of its assets.

5.2 Authority and Binding Effect. Each of Buyer and Parent has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Buyer and Parent have been duly authorized by all necessary corporation action. Assuming due authorization, execution and delivery by the Seller Parties, this Agreement constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.3 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by Buyer and Parent nor the consummation of the Transactions by Buyer and Parent will contravene or violate any Court Order which is applicable to Buyer or Parent, or the Charter Documents of Buyer or Parent, or will result in a Default under any Contract to which Buyer or Parent is a party or by which it is otherwise bound.

5.4 Broker’s or Finder’s Fee. Except as set forth on Schedule 5.4, no agent, broker, Person or firm acting on behalf of Buyer or Parent or any Affiliate thereof is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Buyer or Parent or from any their Affiliates in connection with this Agreement or any of the Transactions.

6. Pre-Closing Covenants.

6.1 Access. From the date of this Agreement to the Closing Date, after reasonable notice Seller shall give Buyer and its counsel, accountants and other representatives full access during normal business hours to the premises of the Business, personnel, counsel, accountants, auditors and other representatives of Seller and furnish to Buyer and such representatives all such additional documents and information with respect to the Business as Buyer may from time to time reasonably request. Additionally, Seller agrees that Buyer and its Affiliates and their representatives, after the date hereof and after consultation and/or coordination with the Seller, may make inquiries concerning the Seller, the Business and the Transactions with the Seller’s customers, licensors and vendors. The Seller Parties agree that no investigation by Buyer or its representatives shall affect or limit the scope of the representations and warranties of Seller herein or limit the liability of the Seller Parties for any breach of such representations and warranties.

6.2 No Solicitation, Etc. Prior to the Closing:

(a) The Seller Parties shall not directly or indirectly make, solicit, initiate, consider, discuss, respond to or encourage submission of proposals or offers from any Persons (i) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the Assets of, or any equity interest in, Seller or any other similar transaction or business combination, or (ii) relating to a transaction that would conflict with or impede the Transactions in any material respect. The Seller Parties shall cease immediately and cause to be terminated all Contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof and shall promptly notify Buyer of each such termination. The Seller Parties shall cause their Affiliates and each of their and their Affiliate’s directors, partners, officers, employees, financial advisors, counsel and any Person retained or engaged by the Seller Parties to assist in the analysis, the arranging or negotiation of the Transactions to comply with each of the covenants contained in this Section 6.2; and

(b) The Seller Parties shall not participate, directly or indirectly, in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other Person to do or seek any of the activities referred to in Section 6.2(a) hereof with respect to the Seller or the Business or the Buyer. Should the Seller Parties receive any proposal, inquiry or contact about the sale of Seller or the Business or any of the other activities referred to in Section 6.2(a) hereof, the Seller Parties shall by the close of the next Business Day give written notice thereof to Buyer and also shall promptly provide Buyer with such information regarding such proposal, inquiry or contact as Buyer may request.

6.3 Operation of the Business. Except as otherwise expressly permitted or required by this Agreement, between the date of this Agreement and the Closing Date the Seller Parties acknowledge that:

(a) Seller shall conduct the Business only in the ordinary course and shall continue to collect all Accounts Receivable in a manner consistent with past practice;

(b) Seller shall maintain in working condition and service the Purchased Assets consistent with past practice and preserve intact the Business as it is currently organized;

(c) Seller shall use commercially reasonable efforts to preserve the goodwill of its suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business;

(d) Seller shall perform in all respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, any Contract;

(e) Seller shall, at its own expense, maintain all insurance covering the Business, employees and Purchased Assets in full force and effect until 12:01 A.M. on the first day following the Closing Date with responsible companies, comparable in amount, scope and coverage to that in effect on the date hereof;

(f) each Seller Party will use their reasonable best efforts to obtain in writing as promptly as possible all Seller Required Consents;

(g) Seller shall not: (i) incur any Liability which would be an Assumed Liability, except in the ordinary course consistent with past practice; (ii) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Contract or incur any Liability outside the ordinary course of business; (iii) Default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a Default under any term or provision of any Contract; or (iv) create any Encumbrance on any of the Purchased Assets;

(h) Seller shall comply with all applicable Laws, ordinances, codes, rules and regulations;

(i) Seller shall not (i) sell, rent, lease or otherwise dispose of any of its Assets, except in the ordinary course of business consistent with past practice; (ii) make any payment or distribution to, or enter into any transaction with, any Affiliate, except for sales of Inventory in the ordinary course of business consistent with past practice; (iii) institute any increase or amendment to any Plan, or adopt any new profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan or arrangement with respect to its employees; (iv) make any change in the accounting, Tax accounting or cash management policies and practices of Seller or revoke any material Tax elections; or (v) enter into any Contract with any Person who is a director, officer or Affiliate of any Seller Party, except for sales of Inventory in the ordinary course of business consistent with past practice;

(j) except in the ordinary course of business consistent with past practice, Seller shall not (i) enter into any Contract, (ii) incur any indebtedness for money borrowed (other than advances which constitute Unassumed Liabilities), (iii) make any capital expenditures or commitments for capital expenditures, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (v) increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees, (vi) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except as disclosed in the Schedules hereto or (vii) make any advances to its employees;

(k) Seller shall confer with Buyer concerning operational matters of a material nature;

(l) Seller shall otherwise report periodically to Buyer concerning the status of the Business, operations and finances of Seller; and

(m) no Seller Party shall, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.24 is likely to occur.

6.4 Antitrust Notification.

(a) Buyer and Seller shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates as required under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as practicable and, in any event, within ten Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply as promptly as reasonably practicable with any request or under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in all reasonable respects in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each Party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Transactions. Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR

Act or other Antitrust Laws. Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Buyer and Seller shall share equal responsibility for all filing and other similar fees payable in connection with the filings referenced in this Section 6.4(a).

(b) Buyer and Seller shall respond promptly to inquiries from applicable Governmental Bodies for supplemental information and shall use commercially reasonable efforts to respond to any objections as may be asserted by the FTC or any Governmental Body with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any Transaction as in violation of the HSR Act or any Antitrust Law, each of Buyer and Seller shall cooperate and use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transaction, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement (such agreement not to be unreasonably conditioned, withheld or delayed), Buyer and Seller decide that litigation is not in their respective best interests. Each of Buyer and Seller shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, in no event shall Buyer be required to hold separate or to divest any Asset, or any portion of the businesses, product lines or assets of Buyer or any of its Affiliates or otherwise to modify the business of Buyer or its Affiliates.

6.5 Update of Schedules. Prior to the Closing, the Seller Parties shall promptly (i) disclose to Buyer in writing any information set forth in the Schedules hereto which has become inaccurate and any information of the nature of that set forth in the Schedules which arises after the date hereof and which would have been required to be included in the Schedules if such information had existed on the date hereof and (ii) update through the Closing Date any Schedule which addresses matters only as of a particular date. Such disclosure shall not limit or affect any of Buyer’s rights hereunder for or with respect to any misrepresentation or breach of warranty by Seller or the Seller Parties’ failure to fulfill any covenant, agreement or condition contained in this Agreement.

6.6 Employees and Business Relations. From the date hereof and up to and including the Closing Date, Seller shall use its commercially reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of Seller and to maintain its relations and goodwill with the suppliers, customers, licensors, and distributors of Seller and any others having a business relation with Seller. Seller authorizes Buyer to offer employment, commencing at the Closing Date, to the Key Employees upon the applicable specific terms and conditions set forth on Schedule 8.8-1 hereof. Except for Seller’s employees listed on Schedule 6.6, Seller authorizes Buyer to offer employment, commencing at the Closing Date and with compensation and benefits substantially comparable in the aggregate to the applicable compensation and benefits in effect on June 23, 2007, to all other employees of Seller whose principal place of employment is located at the Florence Location or at the Nashville Location. Seller shall use its reasonable efforts to cause the execution and delivery of employment agreements between Buyer and each of the Key Employees on the Closing Date. Seller shall terminate on the Closing the employment of those employees who have accepted offers of employment from Buyer (the “Transferred Employees”). Notwithstanding the foregoing, Buyer does not assume, and has no Liability to the Seller or any of the employees of the Seller prior to the date of this Agreement with respect to, any Plan, COBRA obligation, unemployment payment, or other right or obligation arising by Law or from any employment arrangement between Seller and any of its employees. Notwithstanding anything herein to the contrary, nothing in this Agreement or any of the other document relating to this transaction, express or implied, shall confer upon any employee or former employee of Seller any rights, benefits or remedies (including, but not limited to, any right to employment or continued employment for any specified period) of any nature whatsoever. In addition, to the extent requested by Buyer, Seller shall introduce Buyer to the customers and suppliers of the Business and recommend that they continue doing business with Buyer after the Closing.

6.7 Related Assets. If any Affiliate of Seller owns or otherwise possesses any right, title or interest of any type or nature whatsoever in any assets that are used in the operation of the Business (other than assets located at the Florence Location, the assets owned by Anderson Press Incorporated which will be used as part of the services provided to Buyer under the Transition Services Agreement, and the Excluded Assets specifically listed on Schedule 2.1(b) hereto), including Intellectual Property, the Seller Parties shall cause such Affiliate to transfer such assets, free and clear of all Encumbrances, to Buyer on or prior to Closing at no cost to Buyer, and such assets shall become Purchased Assets; provided that, in the case of any such asset that may not be assigned to Buyer without obtaining a Seller Required Consent which has not been obtained as of the Closing, the provisions of Section 2.7 shall be applicable and the Seller Parties shall cause such Affiliate to comply with such provisions as if such Affiliate were the “Seller” for purposes of such provisions.

6.8 Disclosure of Certain Matters. The Seller Parties on the one hand, and Buyer on the other hand, shall give Seller Parties and Buyer, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such Party under this Agreement, (b) would cause any of the representations and warranties of such Party contained herein to be inaccurate or otherwise misleading, or (c) gives any such Party any reason to believe that any of the conditions set forth in Section 8 or 9 will not be satisfied prior to the Closing Date.

6.9 Confidentiality. If the Transactions are not consummated, each Party shall treat all information obtained in its investigation of another Party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other Party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other Party or Affiliate in accordance with the terms and conditions of that certain letter agreement dated July 24, 2007 between the Seller and CSS Industries, Inc.

6.10 Related Parties. Each Party shall cause any Affiliate controlled by such Party to take or refrain from taking any action that may be necessary to carry out the Transactions.

6.11 Transfer of Purchased Assets and Business. On and prior to the Closing Date, the Seller Parties shall take such reasonable steps as may be necessary or appropriate, in the judgment of Buyer, at and after the Closing so that Buyer shall be placed in actual possession and control of all of the Purchased Assets and the Business at the Closing. In furtherance thereof, Seller shall (a) execute and deliver such additional instruments of conveyance and transfer as Buyer may reasonably require, in the judgment of Buyer, in order to more effectively vest in it, and put it in possession of, the Purchased Assets, (b) amend its Charter Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name to, in Buyer’s judgment, avoid confusion and (c) take all actions requested by Buyer to enable Buyer to change its name to Seller’s present name.

6.12 Fulfillment of Closing Conditions. (a) At and prior to the Closing, each Party shall use reasonable best efforts to fulfill, and to cause each other to fulfill, as soon as practicable before the Termination Date the conditions specified in Section 8 and Section 9 to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each Party will (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in Section 8 and Section 9, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents to which it is a party and the Transactions, (iv) use reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Closing Consents and Seller Required Consents in the case of Seller, and (v) use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

6.13 Change of Name.

(a) On or within five (5) Business Days after the Closing Date, Seller shall file the necessary documentation in its jurisdiction of formation and any jurisdiction where it is registered to do business to change its name to a name that is dissimilar to its current name and which shall not contain the words “C.R. Gibson.”

(b) From and after the Closing Date, Seller shall not do business under the name “C.R. Gibson, Inc.”, “Gibson” or any name similar thereto in any jurisdiction and Seller and its Affiliates shall execute any documentation necessary for Buyer or any of its Affiliates to use the name “C.R. Gibson, Inc.”, “Gibson” or any name similar thereto.

6.14 Employee Payments. Seller shall be solely responsible for and shall pay prior to the Closing, or shall have accrued or reserved for on the Current Balance Sheet (and shall have notified the affected individuals of such accrual or reserve in a written notice reasonably satisfactory to the Buyer), all Liabilities arising out of or related to (i) any severance, change of control or transaction bonus or other obligations of Seller triggered by or required in connection with the consummation of the Transactions and (ii) commission payments and bonus and profit sharing contributions for the individuals, and in the respective amounts, listed on Schedule 6.14 attributable to the period commencing January 1, 2007 and ending on the Closing Date and calculated in the manner set forth in such Schedule 6.14.

6.15 Third Party Payments. Seller shall be solely responsible for and shall timely pay all Liabilities required or requested by any third party as a condition to consent to the assignment by Seller of any of the Purchased Assets to Buyer, which consent may be triggered by or required in connection with the consummation of the Transactions, including, without limitation, any payments required to be made to any licensors of intellectual property rights licensed to the Seller.

6.16 Further Assurances. Consistent with the terms and conditions hereof, each Party hereto shall use its reasonable best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other Party to consummate the purchase and sale of the Business, or as the other Party hereto may reasonably request in order to carry out this Agreement and the Transactions contemplated hereby.

6.17 Insurance. Effective as of the Closing Date, Seller shall have named Buyer, Parent and their respective Affiliates as additional insureds on all of Seller’s insurance policies (except directors and officers liability insurance) under which claims may still be made or that still provide coverage with respect to the Business.

7. Post-Closing Covenants.

7.1 Noncompetition and Nonsolicitation, Confidential Information.

(a) Neither Seller, any Shareholder nor any Affiliate of Seller (each, a “Restricted Party”) shall, anywhere in the world, directly or indirectly, in any capacity, render services relating to, or engage or have a financial interest in, any business that engages in any of the business activities described in Exhibit 7.1(a) during the period beginning on the Closing Date and ending on the respective anniversaries set forth in Exhibit 7.1(a), nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person. The foregoing restriction shall not be construed to prohibit the ownership by any Shareholder of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither such Shareholder nor any group of persons including such Shareholder in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

(b) During the period beginning on the Closing Date and ending on the third anniversary thereof, no Restricted Party shall be permitted to solicit the employment or services of, or hire or engage the services of, any Key Employee, any replacement for any such Key Employee, or any person who is employed by the Buyer or any of its Affiliates in connection with the Business holding a position listed in Exhibit 7.1(b).

(c) If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 7.1 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

(d) No Restricted Party will, at any time, represent that it is continuing to carry on the Business.

(e) Each Seller Party recognizes and acknowledges that by reason of its involvement with the Business, it has had access to Confidential Information. Each Seller Party acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not allow the disclosure of any such Confidential Information to any Person for any reason whatsoever, unless such information is in the public domain through no wrongful act of such Seller Party or such disclosure is required by applicable Law.

(f) The terms of this Section 7.1 shall apply to any Restricted Party that is not one of the Parties to the same extent as if it were a party hereto, and each Seller Party shall take whatever actions may be necessary to cause any of its controlled Affiliates to adhere to the terms of this Section 7.1.

(g) In the event of any breach or threatened breach by any Restricted Party of any provision of this Section 7.1, Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 7.1. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

7.2 Transition Period; Access to Records.

(a) For a period of twelve (12) months after the Closing Date, Seller and its Affiliates shall forward to Buyer (or in accordance with Buyer’s written instructions) all mail, remittance, receipts or other mailings received by any of them relating to the Business. In addition, Seller shall make provision for the prompt forwarding to Buyer’s e-mail server of all e-mail messages received by Seller with respect to the Business or addressed to a Transferred Employee.

(b) For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Buyer relating to the Business to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the Seller prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(b). If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(c) For a period of six (6) years after the Closing Date, Buyer, Parent and their respective representatives shall have reasonable access to all of the books and records of the Seller related to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller or its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(c). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six year period, Seller or such Affiliate shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

7.3 Employees.

(a) Seller shall be solely responsible for and shall timely pay all Liabilities arising out of or related to the actual or constructive termination of employment of any employee of the Business in connection with the consummation of the Transactions.

(b) For purposes of the WARN Act and applicable state Law, (i) Transferred Employees hired by Buyer shall become employees of Buyer on the Closing Date and (ii) Buyer shall assume all responsibility for any 60-day advance WARN Act notice with regard to any layoffs by Buyer following the Closing; provided, however, that to the extent Buyer lays off Transferred Employees after the Closing who may be aggregated with employees laid off by Seller within 90 days prior to the Closing, and the sum total of all such layoffs by Buyer and Seller constitutes a mass layoff or plant closing under the WARN Act, Buyer shall assume responsibility for only that portion of WARN Act penalties, if any, arising out of such layoffs due to failure to provide 60 days’ notice to any Persons who are entitled to such notice attributable to those Transferred Employees so laid off by Buyer.

(c) Pursuant to Revenue Procedure 2004-53, Buyer will file a Form W-2 for each Transferred Employee for all of calendar year 2007. Promptly on or after the Closing, Seller will provide Buyer with all information necessary to make such reporting.

7.4 Accounts Receivable. From and after the Closing, if any of the Seller Parties or any of their Affiliates receive or collect any funds relating to any Accounts Receivable of the Business set forth on the Current Balance Sheet or the Closing Balance Sheet, such Seller Party or its Affiliate shall remit any such amounts to Buyer within five days of each day on which the Seller Party or its Affiliate receives such sum.

7.5 Conduct of the Business following the Closing. Following the Closing, Buyer shall be entitled to conduct the Business in such manner in its sole discretion as it may deem appropriate from time to time.

7.6 Tax Matters.

(a) The Seller Parties shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required or permitted by applicable Law to be filed by any Seller Party with respect to the Business for all taxable periods that end on or before the Closing Date and (ii) any elections related to such Tax Returns. The Seller Parties will timely file all Tax Returns with respect to the Business for all taxable periods ending on or before the Closing Date.

(b) Buyer shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required to be filed with respect to the Business for taxable periods that begin after the Closing Date, and (ii) any elections related to such Tax Returns. The Seller Parties shall reimburse Buyer for any Tax payments made by Buyer after the Closing Date in respect of any Tax Liability attributable to the Business for the period up to and including the Closing Date. Such reimbursements shall be made within five (5) Business Days of Buyer making such payment to the government; provided that Buyer presents the Seller Parties with a written notice indicating the amount due and the computation thereof.

(c) After the Closing Date, Buyer and the Seller Parties shall retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this subsection (c) shall include each of Buyer and the Seller Parties (x) making their agents and employees and the agents and employees of their respective Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

(d) The Parties do not anticipate that either Seller or Buyer will be required under applicable Law to collect or pay sales or use Taxes in connection with the Transactions. In the event that any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) are incurred in connection with this Agreement, such Taxes and fees shall be paid by the Seller Parties when due, and Seller Parties shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) For purposes of Section 2.4(b)(iii) with respect to Taxes imposed on a periodic basis which are payable for a period that includes, but does not end on, the Closing Date, such Taxes shall be allocated ratably on a daily basis.

7.7 Certain Customs and Trade Law Matters.

(a) If, at any time following the Closing, Buyer receives, with respect to any importation of Lined Paper Products, a final notice of liquidation, notice of penalty, notice of liquidated damages, or any other notice (including but not limited to any notice of rejection of an entry or instruction to correct an entry) from CBP that requires the payment or deposit of any antidumping or countervailing duties, fees, fines, penalties or other amounts pursuant to an antidumping duty order or countervailing duty order in existence prior to the Closing Date, or if Buyer otherwise determines that it may be legally required to make any such payment or deposit, then Buyer shall promptly notify Seller in writing of such notice or determination, and Seller shall pay Buyer in immediately available funds an amount equal to the required payment or deposit of any such antidumping or countervailing duties.

(b) Buyer shall submit any claim under this Section 7.7 as an indemnification claim under Section 10.1 of this Agreement. In the case of a required deposit, if the final liquidation of the entry results in determination of a different amount of antidumping and or countervailing duties, Seller shall pay Buyer in immediately available funds the amount equal to any additional assessment over deposit and Buyer shall pay Seller in immediately available funds the amount equal to any refund of excess deposit. For purposes of this Section 7.7, “Lined Paper Products” shall mean any lined paper products not manufactured in the US which either (i) entered the US on or prior to the Closing Date; (ii) are or were purchased or ordered by the Seller, but did not enter the US, on or prior to the Closing Date; or (iii) prior to the Closing Date, are or were the subject of any purchase order or sales commitment provided to Seller by any of the Seller’s customers, or are or were part of any of the Seller’s customers’ plan-o-grams in existence on the Closing Date (in which case, the Buyer will use its reasonable efforts to seek modifications to such plan-o-grams in order to reduce or eliminate such products from such plan-o-grams).

(c) For purposes of Seller’s payment obligations under this Section 7.7, Buyer, in accordance with Section 9 of the Escrow Agreement, may provide written directions to the Escrow Agent and Seller for the release to the Buyer from the Anti-Dumping Escrow Funds (as such term is defined in the Escrow Agreement) an amount equal to the required payment under this Section 7.7. If the amount then held in the Anti-Dumping Escrow Funds is insufficient to make such payment, then such deficiency shall be paid by the Seller Parties.

7.8 Accounts Receivable. Following the Closing, Buyer shall collect the transferred Accounts Receivable in accordance with Buyer’s normal collection practices, applying all receipts to the oldest account balance first, unless otherwise specifically directed by the account debtor or unless Buyer has determined that the account debtor should be placed on a “C.O.D.” or “cash on delivery” status. Within thirty (30) days after the Closing, and on a monthly basis thereafter, Buyer shall provide Seller with notice of any claim made by a customer against Buyer relating to Accounts Receivable as of the Closing Date arising out of Seller’s action or inaction prior to the Closing Date (excluding returns directly and solely attributable to the terms of any applicable customer guarantee sales contract permitting such customer to return products because the product has failed to sell unrelated to product quality, shipping or other Seller action or inaction prior to the Closing Date), including without limitation customer’s financial ability to pay, customer bankruptcy, product shipping shortage, failure to deliver product, damaged product, missed ship dates, volume rebates, allowances relating to new store, advertisement, defective product or warehouse matters, amounts pre-determined by the terms of any applicable customer contract for penalties, markdowns or other allowances not reflected in the Accounts Receivable as of the Closing Date, or billing error. Seller shall provide Buyer with prompt notice of any objections to such claim. If Seller and Buyer are unable to resolve the claim with the customer, then such claim shall be treated as an uncollectible amount, along with amounts which are undisputed but are nevertheless not collected. Promptly after the six month anniversary of the Closing, the Buyer shall send the Seller a notice, in the form of Schedule 7.8, of the amount of the Accounts Receivable which have not been collected, together with such information relating to such uncollected Accounts Receivable as the Seller may reasonably request. Within ten (10) days after Seller’s receipt of the foregoing notice, Buyer shall re-convey all such uncollected Accounts Receivable to Seller, without recourse and without warranty except a warranty that Buyer has not suffered any lien or encumbrance on such accounts (or if such lien or encumbrance has attached, Buyer shall provide evidence of its release) or made any prior assignment or transfer of such accounts (or if such transfer has occurred, evidence that such accounts have been reconveyed to Buyer), and Buyer, in accordance with Section 8 of the Escrow Agreement, shall deliver written directions to the Escrow Agent and Seller for the release to the Buyer from the AR Escrow Funds (as such term is defined in the Escrow Agreement) an amount equal to the “Accounts Receivable Settlement Amount” set forth in the Buyer’s notice, plus interest on such amount at the Escrow Rate from the Closing Date until the date paid. If the amount then held in the AR Escrow Funds is insufficient to make such payment, then such deficiency shall be paid by the Seller Parties. The repurchase by Seller of such uncollected Accounts Receivable set forth in this Section 7.8 shall be the limit of Seller’s liability with respect to such uncollected Accounts Receivable relating to Seller’s representations and warranties under Section 4.9; provided, however, that the foregoing shall not limit Seller’s liability with respect to any inaccuracy of such representations and warranties. Notwithstanding the foregoing, following the six (6) month period after the Closing, if the Buyer receives notice from a customer that, based upon the results of a customer audit, the customer requires the Buyer to pay any amounts relating to pricing, rebates or allowances attributable to product sales made by the Seller on or prior to the Closing, the Buyer shall promptly notify Seller in writing of such notice, and Seller shall pay Buyer an amount equal to the required payment either (i) in immediately available funds or (ii) from the Indemnity Escrow Funds (as such term is defined in the Escrow Agreement).

8. Conditions Precedent to Obligations of Buyer. All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) prior thereto of each of the following conditions:

8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Seller Parties contained in this Agreement shall have been true, correct and complete when made on the date of this Agreement and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Seller Parties on or before the Closing Date shall have been duly complied with, performed or satisfied; and Buyer shall have received a certificate (the “Seller Officer’s Certificate”) dated the Closing Date and signed by Seller, and certificates, dated the Closing Date, from each of Charles C. Anderson, Jr. and Jay Maier to the effect that the trustee of their respective ESBT Trusts identified on the signature pages hereto is duly authorized to enter into this Agreement and to perform its obligations set forth hereunder and guarantying the performance of each such trust of its obligations and undertakings hereunder (each, a “Shareholder Trustee’s Certificate”).

8.2 Ancillary Documents. Buyer shall have received from the Seller Parties executed copies of the respective Transaction Documents to which the Seller Parties are parties.

8.3 Closing Consents. Buyer shall have received the Seller Required Consents and shall have received the additional consents or approvals set forth on Schedule 8.3 (the “Closing Consents”) without any modification that Buyer deems unacceptable.

8.4 Material Adverse Changes. Since the Current Balance Sheet Date, there has been no Material Adverse Effect, and there shall be no conditions existing or, to the Seller Parties’ knowledge, threatened, which might be reasonably expected to have a Material Adverse Effect in the future, and Buyer shall have received a certificate signed by Seller to the foregoing effects.

8.5 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against Seller which (a), if decided adversely to Seller, may have in the reasonable judgment of Buyer a Material Adverse Effect or (b) seeks to restrain or questions the validity or legality of the Transactions. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

8.6 Legal Opinion. Buyer shall have received a legal opinion of Timothy K. Corley, P.C., counsel to Seller and the Shareholders, in substantially the form set forth on Exhibit 8.6 attached hereto and otherwise in form satisfactory to Buyer (the “Seller’s Legal Opinion”).

8.7 Florence Lease; Nashville Lease Assignment; Atlanta Lease Assignment. The Seller Parties shall have caused the execution and delivery of a new lease (the “Florence Lease”) by the landlord of the Florence Location (in substitution of the previously effective lease with Seller) substantially in the form of Exhibit 8.7-1. The Seller Parties shall have caused the execution and delivery of an assignment (the “Nashville Lease Assignment”) of the Seller’s currently effective lease (the “Nashville Lease”) of the Nashville Location, together with an executed landlord consent, substantially in the form of Exhibit 8.7-2. The Seller Parties shall have caused the execution and delivery of an assignment (the “Atlanta Lease Assignment”) of the Seller’s currently effective lease (the “Atlanta Lease”) of the Atlanta Location, together with an executed landlord consent, substantially in the form of Exhibit 8.7-3.

8.8 Key Employees; Other Seller Employees. Buyer shall have received executed counterparts to employment agreements with each of the Key Employees (collectively, the “Employment Agreements”), each substantially in the form of Exhibit 8.8, and providing for compensation and benefits substantially comparable in the aggregate to the applicable compensation and benefits in effect on June 23, 2007. In addition, all of the Seller’s employees listed on Schedule 8.8-1 shall have accepted offers of employment from Buyer, commencing on the Closing Date and with compensation and benefits substantially comparable in the aggregate to the applicable compensation and benefits in effect on June 23, 2007, but taking into account, with respect to each individual, any base salary increase received by such individual and implemented after June 23, 2007 in the ordinary course of business consistent with past practice. Further, at least seventy percent (70%) of the Seller’s employees listed on Schedule 8.8-2 shall have accepted Buyer’s offers of employment, commencing on the Closing Date and with compensation and benefits substantially comparable in the aggregate to the applicable compensation and benefits in effect on June 23, 2007, but taking into account, with respect to each individual, any base salary increase received by such individual and implemented after June 23, 2007 in the ordinary course of business consistent with past practice.

8.9 Expiration or Termination of HSR Periods. All waiting periods applicable to the Transactions under the HSR Act and any foreign equivalents, if applicable, shall have expired or been terminated.

8.10 Sourcing Agreement. The Seller Parties shall have caused the execution and delivery of a sourcing agreement by ANCO China Limited, substantially in the form of Exhibit 8.10 (the “Sourcing Agreement”).

8.11 Transition Services Agreement. The Seller Parties shall have caused the execution and delivery of a transition services agreement by Anderson Press Incorporated, substantially in the form of Exhibit 8.11 (the “Transition Services Agreement”).

8.12 License Agreements. Buyer shall have received from the Seller Parties executed copies of the renewals and/or assignments of the Seller’s license agreements set forth on Schedule 8.12 (collectively, the “License Approvals”), which renewals and/or assignments shall include the respective terms set forth on Schedule 8.12 and shall be in form and substance reasonably satisfactory to the Buyer.

8.13 Intellectual Property Assignments. Buyer shall have received from the Seller Parties executed copies of intellectual property assignments from the Seller’s employees, former employees, and third party consultants, inventors, design firms and artists set forth on Schedule 8.13 (collectively, the “Intellectual Property Assignments”), which assignments shall be in form and substance reasonably satisfactory to the Buyer.

9. Conditions Precedent to Obligations of Seller Parties. All obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver by each Seller Party to which the condition relates) prior thereto of each of the following conditions, but any particular condition that requires action by any Seller Party shall not constitute a condition to the obligations of such Seller Party:

9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Buyer contained in this Agreement shall have been true, correct and complete when made on the date of this Agreement and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied; and Seller shall have received a certificate dated the Closing Date and signed by an appropriate officer of Buyer to the foregoing effects (the “Buyer Officer’s Certificate”).

9.2 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against Buyer which seeks to restrain or questions the validity or legality of the Transactions. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

9.3 Legal Opinion. Seller Parties shall have received a legal opinion of William G. Kiesling, counsel to Buyer and Parent, in substantially the form set forth on Exhibit 9.3 attached hereto and otherwise in form satisfactory to the Seller Parties (the “Buyer’s Legal Opinion”).

9.4 Sourcing Agreement. Buyer and Parent shall have executed and delivered the Sourcing Agreement.

9.5 Transition Services Agreement. Buyer and Parent shall have executed and delivered the Transition Services Agreement.

9.6 Florence Sublease. The Buyer shall have caused the execution and delivery of a sublease, substantially in the form of Exhibit 9.6 (the “Florence Sublease”), relating to the mezzanine area (approximately 10,000 square feet) of the Florence Location to be used by Whitman Publishing LLC for distribution and warehouse purposes.

10. Indemnification.

10.1 By the Seller Parties. To the extent provided in this Section 10, the Seller Parties, jointly and severally (except as specifically set forth in Section 10.10 below), shall indemnify and hold Buyer, and its successors and assigns, and its officers, directors, employees, stockholders, agents, Affiliates and any Person who controls Buyer within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Buyer Party”) harmless from and against:

(a) any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith) (collectively, “Damages”) that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to:

(i) any inaccuracy of any representation or warranty of the Seller Parties in this Agreement, the Transaction Documents or any certificate or other writing delivered by or on behalf of any Seller Party in connection herewith or therewith;

(ii) any nonfulfillment of any covenant or agreement on the part of any Seller Party set forth in this Agreement or any Transaction Document;

(iii) any Unassumed Liability;

(iv) any Liability of Seller involving Taxes due and payable by, or imposed with respect to the Business, the Purchased Assets, or other properties or operations of Seller for any and all taxable periods ending on or prior to the Closing Date (whether or not such Taxes have been due and payable);

(v) any Liability arising out of or related to the actual or constructive termination of any employee by Seller;

(vi) any Liability of Seller involving any Excluded Asset;

(vii) any action or inaction prior to the Closing Date of any of the Seller Parties or of any director, officer, employee, agent, or representative of the Seller or of any Affiliate of Seller; and

(viii) any Liability arising out of or related to the failure to obtain consent to the assignment of any Contract listed on Schedules 8.3, 8.12 or 8.13.

(b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.

10.2 Procedure for Claims.

(a) An Indemnified Buyer Party that desires to seek indemnification under any part of this Section 10 shall give notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Buyer Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Buyer Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Buyer Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Buyer Party that has given a Claim Notice (a “Claim Response”) within 20 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Buyer Party hereunder, such Indemnitor shall pay to such Indemnified Buyer Party within 30 days after the last day of the Response Period the amount to which such Indemnified Buyer Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnified Buyer Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor, but any dispute shall be resolved in accordance with Section 13.5 to the extent that it may be applicable. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Buyer Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

(c) Notwithstanding any other provision of this Section 10, and except with respect to the provisions regarding post-closing adjustments in Section 2.5 or the purchase by Seller of uncollected Accounts Receivable in Section 7.8, an Indemnified Buyer Party shall be entitled to indemnification under Section 10.1(a)(i) only when the aggregate of all Damages to all Indemnified Buyer Parties exceeds $250,000 (the “Threshold Amount”); provided, however, that after exceeding such amount, all Damages back to the first dollar shall be recoverable by the Indemnified Buyer Parties. The calculation of the Threshold Amount shall include any Damages incurred by an Indemnified Buyer Party for which the Indemnified Buyer Party would have been entitled to claim indemnification under this Section 10 with respect to a breach of representation or warranty but for such representation or warranty being qualified by materiality, the knowledge of a particular party or related exceptions. In no event shall the Seller Parties be obligated to indemnify the Indemnified Buyer Parties under Section 10.1(a)(i) for an aggregate amount in excess of an amount equal to the Escrow Payment (the “Cap”). Notwithstanding the foregoing, neither the Threshold Amount nor the Cap shall apply to the representations or warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.7, 4.11, 4.14(c)(i)-(iii), 4.14(d)(i)-(iv), 4.14(e)(i)-(ii), 4.16, and 4.25. In addition, in the case of a claim for

Damages that may be made based on items set forth in more than one of clauses (a)(i) through (a)(vi) of Section 10.1(a), an Indemnified Buyer Party may make such claim based on any one of the clauses in Section 10.1(a), except to the extent that such claim is based solely on only one of such clauses.

10.3 Claims Period. Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.2 on or before the applicable “Expiration Date” specified below in this Section 10.3, or the claim under this Section shall be invalid. “Expiration Date” means:

(a) with respect to any claim for Damages under Section 10.1(a)(i):

(i) 60 days after the date on which the applicable statute of limitations expires (with extensions), with respect to any claim for Damages related to a breach of a representation or warranty set forth in Sections 4.7, 4.16 or 4.22;

(ii) the first day following the seventh anniversary of the Closing Date, with respect to any claim for Damages related to a breach of a representation or warranty set forth in Section 4.25;

(iii) in perpetuity, with respect to any claim for Damages related to a breach of a representation or warranty set forth in Sections 4.2, 4.3, 4.5, or 4.11; and

(iv) the first day following the second anniversary of the Closing Date, with respect to all other claim for Damages under Section 10.1(a)(i); and

(b) with respect to all other claims for Damages under Section 10.1, for the relevant statutory period of limitations applicable to the underlying claim, after giving effect to any waiver or extension thereof.

So long as an Indemnified Buyer Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Buyer Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Buyer Party gives the related Liquidated Claim Notice.

10.4 Third Party Claims. An Indemnified Buyer Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Buyer Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Buyer Party; provided, however, that such Indemnified Buyer Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Buyer Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 10.4 shall not bar an Indemnified Buyer Party’s right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been materially harmed by such failure.

10.5 Right of Offset. An Indemnified Buyer Party shall be entitled, at its sole discretion, to recover any Damages payable by the Seller Parties through a reduction of amounts due from Buyer to the Seller Parties to the extent any amounts are then or will in the future become payable by Buyer to the Seller Parties, including any amounts payable due to a Purchase Price adjustment as set forth in Section 2.5 hereof.

10.6 Effect of Investigation or Knowledge. Any claim by Buyer for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Buyer, nor shall such a claim be adversely affected by Buyer’s knowledge on or before the Closing Date of any breach of the type specified in the Section 10.1 or of any state of facts that may give rise to such a breach; any such claim shall survive the Closing until the applicable Expiration Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

10.7 Satisfaction of Indemnification Obligations. Each Indemnified Buyer Party shall first seek satisfaction of any Damages from the Escrow Funds, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification, and Buyer and Seller shall provide joint written directions to the Escrow Agent for the release to such Indemnified Buyer Party from the Escrow Funds an amount equal to such Damages in accordance with the Escrow Agreement. If such available Escrow Funds fail to fully satisfy the amount of any Damages to which such Indemnified Buyer Party is entitled to be indemnified hereunder and such claim is not subject to the Cap, then the Indemnified Buyer Party may seek payment of the unsatisfied amount of such Damages directly from the Seller Parties.

10.8 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Buyer Party from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”); provided that the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Buyer Party has reasonable grounds to believe that such a claim may be made.

10.9 Vendor Claims. If any vendor of Seller makes a claim against Buyer for amounts regarding the liability of Seller to such vendor, Buyer will give Seller prompt notice of such vendor claim, and Buyer and Seller will cooperate to resolve such claim. Seller shall have no liability for any claims by vendors for which Buyer has not provided the notice required in this Section 10.9 or provided Seller an opportunity to participate in the resolution of such claims.

10.10 Several Liability. Notwithstanding the provisions of this Agreement to the contrary and except for the claims for Damages under Section 10.1(a)(ii) described in the following sentence, the liability of the Shareholders set forth in Schedule 10.10 with respect to any claim for Damages under Section 10.1(a)(i) shall be several and not joint, and proportionate to each such Shareholder’s ownership interest of the issued and outstanding capital stock of the Seller, as set forth in Schedule 10.10. With respect to claims for Damages under Section 10.1(a)(ii) relating to a breach of the Shareholder’s covenants under Section 7.1(a), (b), (d) or (e) hereof, the Liability of each Shareholder set forth in Schedule 10.10 shall be several and not joint, but such Shareholder’s liability for Damages arising out of his breach of Section 7.1(a), (b), (d) or (e) shall not be limited to his proportionate share of his ownership interest in the issued and outstanding capital stock of the Seller in the manner set forth in the preceding sentence, but Buyer shall be entitled to claim the full amount of such Damages as Buyer may prove on account of such breach. The parties acknowledge and agree that the limitation of liability set forth in this Section 10.10 shall not limit or otherwise affect the joint and several liability of the remaining Shareholders.

11. Termination.

11.1 Grounds for Termination. The Parties may terminate this Agreement at any time before the Closing as provided below:

(a) by mutual written consent of each of the Seller Parties and Buyer;

(b) by any Party, if the Closing shall not have been consummated on or before December 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by any Party, if a Governmental Body shall have issued a Court Order (which Court Order the Parties shall use reasonable best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

(d) by Buyer, if any of the Seller Parties shall have breached, or failed to comply with, any of their respective obligations under this Agreement or any representation or warranty made by the Seller Parties shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof; or

(e) by the Seller Parties, if Buyer shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof.

11.2 Effect of Termination. If this Agreement is terminated pursuant to this Section 11, the agreements contained in Section 13.6 shall survive the termination hereof and any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

12. Other Matters.

12.1 Public Announcements. Except as and to the extent Buyer may be required by applicable Law or any applicable stock exchange regulations, without the prior written consent of the other Party, neither Buyer nor the Seller Parties will, and each will direct and cause its officers, directors, employees, attorneys, accountants and other agents and representatives not to, directly or indirectly, make any public disclosure of or statement concerning this Agreement and the Transactions.

12.2 Reasonable Bests Efforts. Between the date of this Agreement and the Closing Date each Seller Party will use his, her or its reasonable best efforts to cause the conditions in Sections 8 and 9 to be satisfied.

13. Miscellaneous.

13.1 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

13.2 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. No Party shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this

Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

13.3 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” (e) references to “hereunder” or “herein” relate to this Agreement, and (f) references as to whether any Seller Party “knows” or has “knowledge” of a given fact, circumstance or condition shall mean the knowledge of Harold M. Anderson, Joseph Moore, Allison Jackson and any Key Employee, and the terms “knows” or “knowledge” with respect to any such individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting reasonable due diligence investigation with respect to the accuracy of the representations or warranties contained in this Agreement for the purpose of making such representations and warranties set forth in this Agreement; provided, however, that for purposes of the representations and warranties set forth in Sections 4.14(c)(iv), 4.14(d)(v) and 4.14(e)(iii), “reasonable due diligence investigation” shall not require any individual to conduct a physical inspection of any Inventory and any products currently being offered for sale to consumers. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

13.4 Sole Remedy. The Parties acknowledge that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy with respect to breaches of the representations and warranties contained in this Agreement. Notwithstanding any other provision in this Agreement, any Party shall have the right to seek specific performance or injunctive relief to enforce another Party’s performance of any obligations expressly set forth in this Agreement.

13.5 Dispute Resolution.

(a) Good-Faith Negotiations. Except as otherwise set forth in this Agreement, if after the Closing any dispute arises under this Agreement with respect to a claim for Damages that is not settled promptly in the ordinary course of business, the Parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of Buyer and a representative of the Seller Parties. If the Parties are unable to resolve such dispute between them within 20 Business Days (or such period as the Parties shall otherwise agree) through these face-to-face negotiations, then any such dispute shall be resolved in the manner set forth in this Section.

(b) Resolution of Disputes. Except as otherwise provided in Section 2.5(b), in the event that a dispute arises among the Parties in connection with any aspect of this Agreement (a “Dispute”), and such Dispute shall not have been resolved within sixty days pursuant to good faith discussions among the Parties, then the Parties shall submit the Dispute to arbitration as provided in this Section 13.5(b) (the “Arbitration”). The Arbitration shall be held in New York, New York under the rules of the American Arbitration Association then in effect. The arbitration panel shall consist of a single arbitrator selected by mutual agreement of the parties. The facts and circumstances of the

Dispute shall be presented to the arbitrator panel. The arbitrator shall consider the Dispute and issue a written decision setting forth the resolution of the Dispute or the method for determining the resolution of the Dispute decided upon by such arbitrator. The arbitrator shall be empowered to issue one or more interim decisions prior to a full hearing of the case, requiring a party to the Arbitration to do or to abstain from doing such acts as shall be specified in the interim decision. Such interim decision shall be enforceable in the same manner as the final decision, as set forth herein. The Arbitration shall be completed within 30 days after its commencement. The fees and expenses of the arbitrator and the other costs of the Arbitration shall be shared equally by Buyer, on the one hand, and the Seller Parties, on the other hand, except that the arbitrator shall have the power and authority to assess such fees, expenses and costs against either Party or in such manner as the arbitrator may determine based on the relative fault of the Parties in regard to the matters in dispute. The decision of the arbitrators pursuant to this Section 13.5(b) shall be final and binding upon the parties to the Arbitration, and judgment thereon may be entered in any court having jurisdiction.

13.6 Expenses. The Parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions, no expenses of the Seller Parties, including the Seller Parties’ legal fees and expenses, shall be paid by or out of any of the Purchased Assets of Seller, and the other Seller Parties shall assume all expenses incurred by Seller in connection with the Transactions.

13.7 Bulk Sales. Buyer and the Seller Parties hereby waive compliance with the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the Transactions; provided, however, that the Seller Parties shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance, shall indemnify and hold harmless Buyer and the Purchased Assets against the same, and shall take promptly all necessary actions required to remove any Encumbrance which may be placed upon any of the Purchased Assets by reason of such noncompliance.

13.8 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

If to Buyer or to Parent:

c/o CSS Industries, Inc.
1845 Walnut Street
Philadelphia, PA 19103
Attention: William G. Kiesling, Vice President – Legal and Human Resources
FAX: (215) 569-9979

with a required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
FAX: (215) 963-5001
Attention: Brian Miner

If to any Seller Party:

Harold M. Anderson
3101 Clairmont Road, Suite C
Atlanta, GA 30329
FAX: (404) 214-4399

with a required copy to:

Timothy K. Corley
Timothy K. Corley, P.C.
2815 Darby Drive
Florence, AL 35630
FAX: (256) 760-0083

13.9 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its provisions concerning conflict of laws.

13.10 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

BUYER:

DELTA ACQUISITION, LLC

By:	/s/ Christopher J. Munyan

Name: Christopher J. Munyan Title: President

PARENT:

CSS INDUSTRIES, INC.

By:	/s/ Christopher J. Munyan

Name: Christopher J. Munyan Title: President and Chief Executive Officer

SELLER:

C.R. GIBSON, INC.

By:	/s/ Harold M. Anderson

Name: Harold M. Anderson Title: C.E.O.

SHAREHOLDERS:

/s/ Harold M. Anderson

Harold M. Anderson

/s/ S. Joseph Moore

S. Joseph Moore

/s/ Joel R. Anderson

Joel R. Anderson

/s/ Charles C. Anderson, Jr.

Charles C. Anderson, Jr.

DELAWARE ESBT OF CHARLES C. ANDERSON, JR., By: Wilmington Trust, as Trustee

By:	/s/ Earl L. Weaver, Jr.

Name: Earl L. Weaver, Jr. Title: Vice President

/s/ Terrence C. Anderson

Terrence C. Anderson

/s/ Clyde B. Anderson

Clyde B. Anderson

/s/ Allison Jackson

Allison Jackson

/s/ Jay Maier

Jay Maier

DELAWARE ESBT OF JAY MAIER

By:	/s/ Bonnie Maier

Bonnie Maier, Trustee

/s/ Charles C. Anderson, III

Charles C. Anderson, III

/s/ Martin R. Abroms

Martin R. Abroms

/s/ John C. McDowell

John C. McDowell

Schedules

Schedule No.	Description

2.1(a)	Information Technology Assets

2.1(b)	Additional Excluded Assets, Properties and Rights

2.5(c)	Sections Of the Estimated Closing Balance Sheet Not Prepared In Accordance With GAAP; Accounting Principals Used to Determine “Net Asset Value”

4.4	Seller’s Required Consents

4.6	Assumed Liabilities Not Fully Reflected or Reserved For In the Reference Balance Sheet or the Current Balance Sheet

4.7(1)	Federal, State, Local and Foreign Tax Jurisdictions Filed For the Last Three Fiscal Years

4.8	Undisclosed Liabilities

4.9	Accounts Receivable and Related Reserves

4.10	Inventory Not Acquired in the Ordinary Course; Damaged/Obsolete Inventory

4.11	Encumbrances

4.12	Purchased Assets Not Located At the Atlanta, Florence or Nashville Locations

4.13	Real Property Leases

4.14(a)(i)	Infringement Claims Against Seller

4.14(a)(ii)	Confidential Information

4.14(a)(iii)	Restrictions On Seller, Seller’s Employees or Third Parties

4.14(b)(i)	Intellectual Property Contracts That Exceed $50,000 In Obligation

4.14(b)(vi)	URL’s, Websites and Domain Names

4.14(c)(i)	Patents

4.14(c)(iv)	Inventory and Products Not Marked With a Proper Patent Notice

4.14(d)(i)	Trademarks

Schedule No.	Description
4.14(d)(ii)	Trademarks Not In Compliance With Legal Requirements; Trademarks Having Fees Due Within 90 Days of Closing

4.14(d)(v)	Inventory and Products Not Marked With a Proper Trademark Registration Notice

4.14(e)(i)	Copyrights

4.14(e)(iii)	Inventory and Products Not Marked With a Proper Copyright Notice

4.14(f)	Trade Secrets

4.15(i)	Contracts With Present or Former Directors, Officers, Employees or Partners of Seller or Any Affiliate

4.15(ii)	Contracts For Future Purchases of Products/Supplies or Leases (Over $25K (Single) or 100K (Aggregate) or a Duration Over 12 Months)

4.15(iii)	Contracts For Future Sales of Products or Performance of Services (Over $25K (Single) or 100K (Aggregate) or a Duration Over 12 Months)

4.15(iv)	Contracts to Lease or Operate Property (Over $25K (Single) or 100K (Aggregate) or a Duration Over 12 Months)

4.15(v)	Licenses, Representative, Franchise, Distributorship, Marketing, Dealer, Sale, Agency or Other Arrangements (Past 24 Months)

4.15(vi)	Contracts For the Borrowing or Lending of Money; Lines of Credit; Guarantees

4.15(vii)	Contracts For Capital Expenditures or Leasehold Improvements (Over $25K (Single) or 100K (Aggregate))

4.15(viii)	Contracts With Labor Unions

4.15(ix)	Contracts Restricting Seller’s Business In Any Geographical Area

4.15(x)	Contracts With Current or Former Affiliates

4.15(xi)	Contracts Under Which Encumbrances Exist

4.15(xii)	Other Contracts Not Made in the Ordinary Course

Schedule No.	Description
4.16	Employees Performing Services for Seller; Independent Contractors Performing Services for Seller With Expected 2007 Compensation of At least $50K; People Who Will Have a Right to Receive Compensation Due to the Transactions

4.16(a)	Labor Disputes; Unfair Labor Practice Charges; Collective Bargaining Agreements

4.16(b)	Outstanding Claims Asserted By Seller’s Employees or Job Applicants

4.17	Governmental Permits

4.18	Court Orders

4.19	Litigation

4.20	Insurance and Insurance Claims

4.21	Purchased Assets and Associated Leases With Payments In Excess Of $10,000 Per Annum
4.22	Employee Benefit Plans

4.23	Transactions With Affiliates

4.24	Changes Since the Current Balance Sheet Date

4.25	Environmental Matters

4.26	Directors; Officers; Bank Accounts; Lock Boxes; Names Under Which Seller Conducted Business; Names Used By Seller

4.29	Top Ten Customers and Suppliers For 2004-2006; List Of Customers and Suppliers With Which Seller Has Not Maintained a Good Working Relationship; Termination Notices From Customers (Including Threats to Terminate)

4.30	Certain Personal Property

4.32	Express Product Warranties and Return Policies Of Seller; Anticipated Product Returns; Guaranteed Sales Contracts; Credits, Allowances or Rebates Granted By Seller or Claimed By Seller’s Customers

5.4	Broker’s or Finder’s Fees

6.6	Restricted Employees

Schedule No.	Description
6.14	Employee Payments

7.8	Form of Uncollected Accounts Receivable and Revised Related Reserve Requirements

8.3	Closing Consents

8.8-1	Seller Employees Who Accepted Employment With Buyer (100%)

8.8-2	Seller’s Employees Who Accepted Employment With Buyer (70%)

8.12	License Approvals

8.13	Intellectual Property Assignments

10.10	Shareholders’ Liability

Exhibits

Exhibit No.	Description
A	Seller’s Shareholders

B	Affiliates

2.6	Pro Forma Purchased Assets and Assumed Liabilities As If the Closing Had Occurred On 9/30/07

2.8	Form of Guaranty

3.2(a)	Form of Escrow Agreement

3.2(a)(i)	Form of Bill of Sale, Assignment and Assumption Agreement

4.6(a)(iii)	Balance Sheet (as of 6/23/07)

4.6(a)(iv)	Current Balance Sheet (as of 9/22/07)

7.1(a)	Non-Compete Scope and Duration

7.1(b)	Restricted Positions

8.6	Form of Legal Opinion (Seller’s Attorney)

8.7-1	Form of Florence Lease

8.7-2	Form of Nashville Lease Assignment

8.7-3	Form of Atlanta Lease Assignment

8.8	Form of Key Employee Employment Agreements

8.10	Form of Sourcing Agreement

8.11	Form of Transition Services Agreement

9.3	Form of Legal Opinion (Buyer’s Attorney)

9.6	Form of Florence Sublease